UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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INTEL CORPORATION

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April 4, 2016

Dear Stockholder,

Intel’s business model is evolving from a PC company to one that powers the infrastructure for an increasingly smart and connected world. Proud to be recognized around the world as a company pushing the boundaries of computing, we are a different company than we were five years ago. And we continue to adapt the company to maximize long-term value for stockholders.

The world leader in computing innovation, Intel makes amazing experiences possible for every person. As an integral part of that leadership, Intel views corporate governance as fundamental to the company and its success. Intel’s Board of Directors provides independent guidance on our corporate strategy, while overseeing our many activities that provide Intel with a solid foundation for sustainable stockholder value. To that end, our Board’s efforts have included overseeing the smooth transitions in our senior leadership, building upon our leadership in corporate governance and stockholder engagement and continuing our commitment to pay for performance. Further, we have embedded corporate responsibility and sustainability into our strategy, management systems, and long-term goals. We believe that this integrated approach creates sustainable value for Intel as well as our stockholders, customers and society.

CORPORATE GOVERNANCE PRACTICES

Our Board has long sought to be a leader in corporate governance, continuing to raise the bar year after year. In early 2006, Intel was one of the first companies to adopt majority voting in the election of directors. In 2009, several years before it was required by law, we provided our stockholders an advisory vote on our executive compensation programs. This year, in early 2016, Intel adopted “proxy access,” providing stockholders who have held 3% of our stock for at least 3 years the ability to include director nominees in our proxy statement.

An Active and Engaged Board

Our Board engages in active discussion and oversight of the strategy behind Intel’s actions; overseeing the process of capturing opportunities and leading with innovation while balancing possible risks with returns for stockholders. Many of the Board’s strategic conversations in 2015 focused on how best to allocate resources for stockholder value. The company is investing more in growing and emerging businesses in the data center, Internet of Things and memory, and it is spending less in mature, less profitable, or less strategic businesses. The Board made a large allocation of capital to fund the acquisition of Altera, which we completed in early fiscal 2016. With the Altera acquisition, we expect to broaden our product portfolio in the data center and Internet of Things businesses and enable even more innovation.

With an eye to Intel’s future, the Board regularly reviews its practices and composition to make sure it has the necessary skills and experience. That is why, in 2014, we added a new Board member who brings more than 20 years of experience in enterprise software innovation and cloud computing, areas that are key to Intel’s business.

Stockholder Dialogue

Our relationship with our stockholders is an important part of our Board’s corporate governance commitment. We have a long tradition of dialogue, transparency and responsiveness to stockholder perspectives. In addition to our regular Investor Relations engagements, we hold a series of meetings every year with socially-responsible investor groups. We also meet annually with many of our institutional stockholders to discuss our corporate governance, executive compensation and other matters of importance. These initiatives allow us to engage in open dialogue and to better understand our stockholders’ priorities and perspectives.

Continued Commitment to Pay-for-Performance

Intel has consistently demonstrated its commitment to executive compensation program that is aligned with long-term stockholder value. Our compensation arrangements are designed to hold executive officers accountable for business results and reward them for consistently delivering strong corporate performance and value creation. Consistent with our commitment to pay-for-performance, for the past ten years, approximately 90% of our named executive officers’ target compensation each year has been performance-based. We also have rigorous stock ownership guidelines and a clawback policy that reinforce our pay-for-performance philosophy.

Leadership in Corporate Responsibility and Sustainability

Our Board believes that Intel’s focus on corporate responsibility creates value for the company and our stakeholders. It helps manage the business more effectively and identify ways to apply technology and expertise to benefit the environment and society, which in turn helps mitigate risks, reduce costs, protect brand value, and identify market opportunities. To that end, Intel has established public goals regarding, among other things, protecting the environment, and improving the diversity of our workforce.

We are proud to be a leader in ethical sourcing of minerals, and were one of the first companies to address the issue of “conflict minerals” from the Democratic Republic of the Congo (DRC) and adjoining countries in its supply chain. With the leadership of our CEO, we met our goal to manufacture microprocessors that are DRC conflict-free for tantalum, tin, tungsten, and gold. We have also set a new goal that all products on our roadmap for 2016 and beyond will be DRC conflict-free for these minerals.

We believe that we can apply our technology and experience to help address critical environmental challenges, such as climate change and energy efficiency. Designing products with improved energy-efficient performance helps us meet customer needs and identify market expansion opportunities. Improving energy efficiency in our own operations helps us reduce our emissions and energy costs. In 2012, Intel set environmental goals for 2020 to drive reductions in greenhouse gas emissions, energy use, water use and waste generation. We are making progress in important areas, and working to overcome challenges in others.

Commitment to Diversity and Inclusion

Diversity and inclusion are among Intel’s highest priorities. We believe that investing in training, diversity, benefits programs, and education helps us to attract and retain a talented workforce, and our commitment to diversity comes from our conviction that reaching a critical mass of women and underrepresented minorities in our workforce brings abundant benefits. Last year, Intel set an ambitious goal to be the first high technology company to reach full representation of women and underrepresented minorities in our U.S. workforce by 2020. We committed $300M to support this goal and accelerate diversity and inclusion—not just at Intel, but across the technology industry at large. The scope of our efforts spans the entire value chain, from spending with diverse suppliers and diversifying our venture investment portfolio to better serving our markets and communities through innovative programs.

Embracing Technology

Intel has for years been a leader in the use of technology to improve and broaden stockholder communications. This has made it possible for more people to have direct access to information sooner, while saving the company and investors time and money. As physical attendance at meetings has dwindled, web participation has grown significantly, and has proven to be substantially more popular than physical attendance. With the technology well established, this year we are pleased to be able to provide a completely virtual Annual Stockholders’ Meeting.

On a final note, Susan L. Decker, our independent Lead Director since May 2012, announced that she will retire from our Board as of our 2016 Annual Stockholders’ Meeting. Our Board would like to thank Ms. Decker for her ten years of dedicated service, the last four of which she spent as independent Lead Director.

On behalf of our Board of Directors, thank you for your continued investment in Intel. We appreciate the opportunity to serve Intel on your behalf.

Andy D. Bryant, Chairman of the Board

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

(408) 765-8080

INTEL CORPORATION NOTICE OF 2016 ANNUAL STOCKHOLDERS’ MEETING

MEETING INFORMATION

DATE:	TIME:	RECORD DATE:
Thursday, May 19, 2016	8:30 a.m. Pacific Time	March 21, 2016

HOW TO VOTE

Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Additional Meeting Information” on page 76 of this proxy statement.

Attend the meeting

■	Attend the annual meeting online, including to vote and/or submit questions, at intel.onlineshareholdermeeting.com.
■	Log-in for the annual meeting will begin at 8:15 a.m. Pacific Time on Thursday, May 19, 2016.

ANNUAL MEETING AGENDA AND VOTING

Proposal		Voting Recommendation of the Board
1.	Election of the 10 directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE
2.	Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2016	FOR
3.	Advisory vote to approve executive compensation	FOR

Stockholder proposals
4.	Stockholder proposal on implementing principles entitled “Holy Land Principles”	AGAINST
5.	Stockholder proposal on whether to allow stockholders to act by written consent	AGAINST
6.	Stockholder proposal on whether to adopt an alternative vote counting standard	AGAINST

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 19, 2016:

The Notice of the 2016 Annual Stockholders’ Meeting and Proxy Statement and the 2015 Annual Report on Form 10-K

are available at www.intc.com/annuals.cfm

CONTENTS

2016 PROXY STATEMENT HIGHLIGHTS	7

PROPOSAL 1: ELECTION OF DIRECTORS	11

Director Skills, Experience, and Background	16
Director Tenure	18

CORPORATE GOVERNANCE	19

DIRECTOR COMPENSATION	29

Director Compensation for Fiscal Year 2015	30

Outstanding Equity Awards for Directors	32

CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS	33

CODE OF CONDUCT	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM	37

Ernst & Young’s Fees for 2015 and 2014	38

REPORT OF THE AUDIT COMMITTEE	39

PROPOSAL 3: ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION	41

COMPENSATION DISCUSSION AND ANALYSIS	42

REPORT OF THE COMPENSATION COMMITTEE	56

EXECUTIVE COMPENSATION	57

STOCKHOLDER PROPOSALS	68

PROPOSAL 4: IMPLEMENTING PRINCIPLES ENTITLED “HOLY LAND PRINCIPLES”	68

PROPOSAL 5: ALLOWING STOCKHOLDERS

TO ACT BY WRITTEN CONSENT	71

PROPOSAL 6: ADOPTING AN ALTERNATIVE
VOTE COUNTING STANDARD	73

ADDITIONAL MEETING INFORMATION	76

OTHER MATTERS	79

STOCKHOLDERS SHARING THE SAME LAST

NAME AND ADDRESS	81

2016 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement and does not contain all of the information that you should consider. We encourage you to read the entire proxy statement carefully before voting.

BOARD NOMINEES1

COMMITTEE MEMBERSHIPS
NAME	OCCUPATION	INDEPENDENT	AC	CC	GNC	EC	FC
Charlene Barshefsky	Senior International Partner,	✓					✓ C
Age: 65, Director Since: 2004	Wilmer Cutler Pickering Hale and Dorr LLP
Aneel Bhusri	Co-Founder and CEO,	✓
Age: 50, Director Since: 2014	Workday, Inc.
Andy D. Bryant	Chairman of the Board of					✓
Age: 65, Director Since: 2011	Directors, Intel Corporation
John J. Donahoe	Chairman of the Board	✓		✓	✓		✓
Age: 55, Director Since: 2009	PayPal Holdings, Inc.
Reed E. Hundt	Principal,	✓	✓		✓	✓	✓
Age: 68, Director Since: 2001	REH Advisors, LLC
Brian M. Krzanich	CEO,					✓
Age: 55, Director Since: 2013	Intel Corporation
James D. Plummer	Professor,	✓	✓				✓
Age: 71, Director Since: 2005	Stanford University
David S. Pottruck	Chairman and CEO,	✓		✓ C		✓
Age: 67, Director Since: 1998	Red Eagle Ventures, Inc.
Frank D. Yeary	Executive Chairman,	✓	✓ C				✓
Age: 52, Director Since: 2009	CamberView Partners, LLC
David B. Yoffie	Professor,	✓		✓	✓ C
Age: 61, Director Since: 1989	Harvard Business School

[1]

Susan L. Decker, who announced to our Board of Directors in October 2015 her decision not to stand for re-election to our Board, has served as our independent Lead Director, the Corporate Governance and Nominating Committee Co-Chair and the Executive Committee Chair. Ms. Decker’s current term expires at the 2016 Annual Stockholders’ Meeting.

C	Committee Chair / Co-Chair	CC	Compensation Committee	EC	Executive Committee
AC	Audit Committee	GNC	Corporate Governance and Nominating Committee	FC	Finance Committee

Company Performance During 2015

YEAR-OVER-YEAR RESULTS

	2015 ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2014 ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	CHANGE (%)
Net Revenue	55,355	55,870	(1)%
Net Income	11,420	11,704	(2)%
Stock Price (high and low)[1]	37.18 / 25.87	37.67 / 23.52	n/a
Stock Price as of Fiscal Year-End	34.98	37.55	(7)%

[1]	Based on a 52-week closing-price high and low.

7

2016 PROXY STATEMENT HIGHLIGHTS

2015 REVIEW

Intel is evolving from a PC company to one that powers the infrastructure for an increasingly smart and connected world. While the client computing business will continue to be a valuable source of cash flow and intellectual property, our business model is evolving. The data center and Internet of Things businesses are the primary growth engines for Intel, and memory and field-programmable gate array (FPGA) can accelerate these opportunities—forming and fueling a virtuous cycle of growth. At Intel, while we continue to evolve, our relentless pursuit of Moore’s Law remains foundational to our strategy and a valuable differentiator. We are also tackling significant societal challenges, and setting transparent and ambitious goals to address corporate responsibility issues.

For full year 2015, our net revenue of $55.4 billion was down 1% from 2014, operating income of $14.0 billion was down 9% from 2014, and diluted earnings per share of $2.33 were up 1% from 2014. Our Client Computing Group (CCG) net revenue was down 8% as we continued to see weakness in the macroeconomic environment and, in particular, the PC market as we were coming off of a strong growth rate in the second half of 2014 with the Microsoft Windows* XP refresh. We continued to see growth in our Data Center Group (DCG), with net revenue up 11% and platform unit sales and average selling prices up 8% and 3%, respectively. Gross margin of 63% was down approximately one point from 2014, driven by higher platform unit costs on 14nm and lower platform unit sales. These decreases were partially offset by higher platform average selling prices, primarily driven by a higher mix of DCG platforms and higher average selling prices on a richer mix of platforms within the desktop and DCG platforms. To a lesser extent, the decrease in gross margin was also partially offset by lower factory start-up costs on 14nm as well as lower production costs on 14nm, which were treated as a period charge in 2014. Operating profit was $14.0 billion in 2015, a decrease of $1.3 billion from 2014, driven by lower gross margin and increased investments in our growth market segments of data center, Internet of Things, and memory.

The cash generation from our business remained strong, with cash from operations of $19.0 billion in 2015. Early in Q1 2016, we completed the acquisition of Altera Corporation (Altera), coupling Intel’s leading-edge products and manufacturing process with Altera’s leading FPGA technology. The combination is expected to enable new classes of products that meet customer needs in the data center and Internet of Things market segments. We believe our product offerings and architectures will continue to enable innovation and growth in the data center and the Internet of Things market segments.

INTEL’S ENGAGEMENT PROGRAM

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and of transparency and responsiveness to stockholder perspectives.

In addition to our regular Investor Relations engagements, we hold a series of meetings every year with socially responsible investor groups and with many of our institutional stockholders to discuss our corporate strategy, executive compensation programs, corporate governance and other topics of interest to our stockholders, such as our diversity commitment, our environmental sustainability projects and our conflict-free sourcing commitment. These engagement efforts with our stockholders allow us to better understand our stockholders’ priorities and perspectives, and provide us with useful input concerning our corporate strategy and our compensation and corporate governance practices. During the last several months of 2015, and prior to the date of this proxy statement, we pursued multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders.

During 2015, Intel engaged in extensive outreach to its investors on the topic of “proxy access,” having discussions with holders of nearly 30% of Intel’s outstanding shares. After considering the feedback we received from our stockholders, our Board amended our Bylaws in January 2016 to adopt proxy access. Under the proxy access provisions adopted in January 2016, a stockholder or group of up to 20 stockholders who have owned at least 3% of Intel’s outstanding common stock for at least three years may submit director nominees (not to exceed the greater of two or 20% of the Board) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements set forth in our Bylaws. Our Board believes that the provisions adopted in

8	2016 PROXY STATEMENT

2016 PROXY STATEMENT HIGHLIGHTS

our Bylaws appropriately balance the benefits stockholders gain under proxy access against the potential disruption that could be created by regular proxy contests, the corresponding turnover of a number of Board seats, and the challenges of on-boarding and integrating these new directors.

Executive Compensation Highlights for 2015

Intel has a long-standing commitment to pay-for-performance. We implement this commitment by providing the majority of compensation to executive officers through arrangements that are designed to hold those officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. Our executive compensation programs are periodically adjusted so they support Intel’s business goals and promote both current-year and long-term profitable growth of the company, although no significant changes were made for 2015.

■

The majority of cash compensation is paid under our annual incentive cash plan with the annual payouts based on measures of relative financial performance, absolute financial performance, company performance relative to operational goals, and individual performance.

■

Equity awards—consisting in 2015 of variable performance-based outperformance restricted stock units (OSUs) and restricted stock units (RSUs)—align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on both absolute and relative total stockholder return (TSR).

■

In setting executive officer compensation, the Compensation Committee evaluates the individual performance reviews of our executive officers and the compensation levels in a “peer group”; for 2015 the “peer group” consisted of 15 technology companies and 10 other large companies.

■

Total compensation for each executive officer varies with both individual performance and Intel’s performance in achieving financial and non-financial objectives. Each executive officer’s compensation is designed to reward his or her contribution to Intel’s results.

The following charts illustrate that approximately 92% of the 2015 total direct compensation granted by the Compensation Committee to our Chief Executive Officer (CEO) and an average of approximately 89% of the 2015 total direct compensation granted to our other listed officers were in programs that vary the level of payout based on company and individual performance.

[1]	Does not include “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” or “All Other Compensation” as included in the Summary Compensation Table on page 57.

9

2016 PROXY STATEMENT HIGHLIGHTS

Corporate Governance at Intel

Intel understands that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the company. Some of our governance practices include the following:

✓ WHAT WE DO	✗ WHAT WE DON’T DO

✓ Proxy access for stockholders

✓ Strong independent Lead Director

✓ Actively seek diverse board candidates

✓ Clawback policy that applies to our annual incentive cash plan and equity incentive plan

✓ Rigorous stock ownership guidelines for all officers and directors

✓ Annual “say on pay” vote and biennial vote on equity compensation plan

✓ Permit stockholders to call special meetings

✗ No plurality voting for directors in uncontested elections

✗ No combined CEO and Chairman

✗ No supermajority voting requirements

✗ No change in control compensation arrangements or gross-ups

✗ Prohibit executives or directors from engaging in hedging of Intel stock

✗ Prohibit adoption of a “poison pill” without stockholder approval or ratification

10	2016 PROXY STATEMENT

PROPOSAL 1  ■  Election of Directors

PROXY STATEMENT

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

Our Board of Directors solicits your proxy for the 2016 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth in “Annual Meeting Agenda and Voting.” We made this proxy statement available to stockholders beginning on April 4, 2016.

PROPOSAL 1:

Election of Directors

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the 10 individuals listed below to serve as directors. Our nominees include eight independent directors, as defined in the rules for companies traded on The NASDAQ Global Select Market* (NASDAQ), and two Intel officers: Brian M. Krzanich, who became our CEO in May 2013, and Andy D. Bryant, who currently serves as Chairman of the Board and previously served as our Executive Vice President and Chief Administrative Officer. Mr. Bryant became Chairman of the Board at the 2012 Annual Stockholders’ Meeting.

Each director’s term runs from the date of his or her election until our next annual stockholders’ meeting and until his or her successor (if any) is elected and qualified. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). You can vote to “abstain,” but that vote will not have an effect in determining the election results. For more information, see “Additional Meeting Information, Voting During the Meeting” below. Each of our director nominees currently serves on the Board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date that the election results were certified, the Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.

11

PROPOSAL 1  ■  Election of Directors

RECOMMENDATION OF THE BOARD

The Board recommends that you vote “FOR” the election of each of the following nominees:

Ambassador Charlene Barshefsky AGE: 65 DIRECTOR SINCE: 2004 OTHER CURRENT PUBLIC BOARDS: American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide

Ambassador Charlene Barshefsky has been a Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale), a multinational law firm in Washington, D.C., since 2001. Prior to joining the law firm, Ambassador Barshefsky served as the United States Trade Representative, the chief trade negotiator and principal trade policy maker for the United States and a member of the President’s Cabinet from 1997 to 2001, and as Acting and Deputy United States Trade Representative from 1993 to 1996. Ambassador Barshefsky is also a director of American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide.

Ambassador Barshefsky brings to the Board international experience acquired prior to, during, and after her tenure as United States Trade Representative. As the chief trade negotiator for the United States, Ambassador Barshefsky headed an executive branch agency that operated worldwide in matters affecting international trade and commerce. Ambassador Barshefsky’s position as Senior International Partner at a multinational law firm brings to the Board continuing experience in dealing with foreign governments, focusing on market access and the regulation of business and investment. Through her government and private experience, Ambassador Barshefsky provides substantial expertise in doing business in China, where Intel has significant operations. As a director for other multinational companies, Ambassador Barshefsky also provides cross-board experience.

Aneel Bhusri AGE: 50 DIRECTOR SINCE: 2014 OTHER CURRENT PUBLIC BOARDS: Workday, Inc.

Aneel Bhusri has been CEO at Workday, Inc., a provider of enterprise cloud applications for human resources and finance headquartered in Pleasanton, California, since May 2014. Mr. Bhusri has served as a director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-CEO from September 2009 to May 2014, and as Chairman from January 2012 to May 2014. He has also been a partner at Greylock Partners, a venture capital firm, from 1999 to 2015, and currently serves as an advisory partner. Before co-founding Workday in 2005, Mr. Bhusri held a number of leadership positions at PeopleSoft, including Senior Vice President responsible for product strategy, business development, and marketing, and vice chairman of the board. Mr. Bhusri received an MBA from Stanford University and holds bachelor’s degrees in electrical engineering and economics from Brown University. He is a Crown Fellow at the Aspen Institute.

Mr. Bhusri brings to the Board senior leadership, cloud computing expertise, and operational experience from his experience as CEO and chairman of an enterprise cloud applications company, his prior work in product, marketing, and business development of another human resources application company, and his role as partner of several venture capital firms. Mr. Bhusri’s more than 20 years of experience in enterprise software innovation and cloud computing brings depth to the Board in areas that are important to Intel’s business and in today’s connected world.

12	2016 PROXY STATEMENT

PROPOSAL 1  ■  Election of Directors

Andy D. Bryant AGE: 65 DIRECTOR SINCE: 2011 OTHER CURRENT PUBLIC BOARDS: Columbia Sportswear and McKesson Corporation

Andy D. Bryant has been Chairman of the Board of Directors of Intel since May 2012. Mr. Bryant served as Vice Chairman of the Board of Directors of Intel from July 2011 to May 2012. Mr. Bryant joined Intel in 1981, became CFO in February 1994, and was promoted to Senior Vice President in January 1999. In December 1999, he was promoted to Executive Vice President and his role expanded to Chief Financial and Enterprise Services Officer. In October 2007, Mr. Bryant was named Chief Administrative Officer (CAO), a position he held until January 2012. In 2009, Mr. Bryant’s responsibilities expanded to include the Technology and Manufacturing Group. Mr. Bryant serves on the board of directors of Columbia Sportswear and McKesson Corporation.

Mr. Bryant brings senior leadership, financial, strategic, and global expertise to the Board from his former service as CFO and CAO of Intel. Mr. Bryant has budgeting, accounting controls, and forecasting experience and expertise from his work in Intel Finance, as CFO and as CAO. Mr. Bryant has been responsible for manufacturing, human resources, information technology, and finance. Mr. Bryant has regularly attended Intel Board meetings for more than 18 years in his capacity as CFO and CAO, and has direct experience as a board member through his service on other public company boards. After evaluating the Board’s corporate governance guideline regarding retirement of corporate officers, the Board determined to re-nominate Mr. Bryant because it believes that Mr. Bryant continues to be best positioned to support the independent directors through his service as a key member and Chairman of the Board with strong leadership skills and financial experience. The Board believes that Mr. Bryant’s contributions since becoming Chairman in 2012 and his expertise and experience are invaluable to the Board in the current climate. The Board, therefore, decided to nominate Mr. Bryant for an additional term as a director and Chairman of the Board.

John J. Donahoe AGE: 55 DIRECTOR SINCE: 2009 OTHER CURRENT PUBLIC BOARDS: Nike, Inc. and PayPal Holdings, Inc.

John J. Donahoe has been Chairman of the Board of PayPal Holdings, Inc., a technology platform company in San Jose, California, since July 2015. Mr. Donahoe served as President, CEO, and director of eBay, a global online marketplace in San Jose, California, from March 2008 to July 2015. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, and was responsible for eBay’s global e-commerce businesses. In this role, he focused on expanding eBay’s core business, which accounts for a large percentage of the company’s revenue. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director from 2000 to 2005 for Bain & Company, a global management consulting firm based in Boston, Massachusetts, where he oversaw Bain’s 30 offices and 3,000 employees. Mr. Donahoe also is a member of Nike, Inc.’s board of directors.

Mr. Donahoe brings senior leadership, strategic, and global expertise to the Board from his current position as chairman of the board of a major technology company, his prior work as a President and CEO of a major internet company, and as a management consultant and leader of a global business consulting firm. In his previous role at eBay, Mr. Donahoe oversaw a number of strategic acquisitions, bringing business development and mergers and acquisitions (M&A) experience to the Board. Mr. Donahoe also provides technical and brand marketing expertise from his role as a leader of global e-commerce businesses.

13

PROPOSAL 1  ■  Election of Directors

Reed E. Hundt AGE: 68 DIRECTOR SINCE: 2001

Reed E. Hundt has been a Principal of REH Advisors, LLC, a strategic advice firm in Washington, D.C., since 2009, and CEO of the Coalition for Green Capital, a non-profit organization based in Washington, D.C., that designs, develops, and implements green banks at the state, federal, and international level, since 2010. From 1998 to 2009, Mr. Hundt was an independent advisor to McKinsey & Company, Inc., a worldwide management consulting firm in Washington, D.C., and Principal of Charles Ross Partners, LLC, a private investor and advisory service in Washington, D.C. Mr. Hundt served as Chairman of the U.S. Federal Communications Commission (FCC) from 1993 to 1997. From 1982 to 1993, Mr. Hundt was a partner with Latham & Watkins, an international law firm. Mr. Hundt currently provides advisory services to Covington & Burling LLP, an international law firm. Within the past five years, Mr. Hundt has served as a member of the board of directors of Infinera Corporation.

As an advisor to and an investor in telecommunications companies and other businesses on a worldwide basis, Mr. Hundt has significant global experience in communications technology and the communications business. Mr. Hundt also has significant government experience from his service as Chairman of the FCC, where he helped negotiate the World Trade Organization Telecommunications Agreement, which opened markets in 69 countries to competition and reduced barriers to international investment. Mr. Hundt’s legal experience enables him to provide perspective and oversight on legal and compliance matters, and his board service with numerous other companies, including on their audit committees, provides cross-board experience and financial expertise. His work with a number of ventures involved in sustainable energy and the environment provides him with a unique perspective in overseeing Intel’s environmental and sustainability initiatives.

Brian M. Krzanich AGE: 55 DIRECTOR SINCE: 2013 OTHER CURRENT PUBLIC BOARDS: Deere & Company

Brian M. Krzanich has been a director and CEO of Intel since May 2013. Mr. Krzanich joined Intel in 1982. He became a Corporate Vice President in May 2006, serving until 2010 as Vice President and General Manager of Assembly and Test. He was Senior Vice President and General Manager of Manufacturing and Supply Chain from 2010 to 2012. He was appointed Executive Vice President and Chief Operating Officer in 2012, responsible for Intel’s global manufacturing, supply chain, human resources, and information technology operations. Mr. Krzanich is a member of Deere & Company’s board of directors, and chairman of the board of directors of the Semiconductor Industry Association.

As our CEO and a senior executive officer with over 31 years of service with Intel, Mr. Krzanich brings to the Board significant senior leadership, manufacturing and operations, industry, technical, and global experience, as well as a unique perspective of the company. As CEO, Mr. Krzanich is directly responsible for Intel’s strategy and operations.

14	2016 PROXY STATEMENT

PROPOSAL 1  ■  Election of Directors

James D. Plummer AGE: 71 DIRECTOR SINCE: 2005 OTHER CURRENT PUBLIC BOARDS: Cadence Design Systems, Inc.

James D. Plummer has been a Professor of Electrical Engineering at Stanford University in Stanford, California, since 1978, and was Dean of Stanford’s School of Engineering from 1999 to 2014. Dr. Plummer received his PhD in Electrical Engineering from Stanford University. Dr. Plummer has published more than 400 papers on silicon devices and technology, has won numerous awards for his research, and is a member of the U.S. National Academy of Engineering. Dr. Plummer also directed the Stanford Nanofabrication Facility from 1994 to 2000. Dr. Plummer is a member of the board of directors of Cadence Design Systems, Inc. Within the past five years, Dr. Plummer has served as a member of the board of directors of International Rectifier Corporation.

As a scholar and educator in the field of integrated circuits, Dr. Plummer brings to the Board industry and technical experience directly related to Intel’s semiconductor research and development, and manufacturing. Dr. Plummer’s board service with other public companies, including on their audit committees, provides cross-board experience and financial expertise.

David S. Pottruck AGE: 67 DIRECTOR SINCE: 1998

David S. Pottruck has been Chairman and CEO of Red Eagle Ventures, Inc., a private equity firm in San Francisco, California, since 2005. Mr. Pottruck has also served as Co-Chairman of Hightower Advisors, a wealth-management company in Chicago, Illinois, since 2009 and in 2013 became Chairman. Mr. Pottruck teaches in the MBA and Executive Education programs of the Wharton School of Business of the University of Pennsylvania, and serves as a Senior Fellow in the Wharton School of Business Center for Leadership and Change Management. Prior to joining Red Eagle Ventures, Inc., Mr. Pottruck had a 20-year career at Charles Schwab Corporation that included service as President, CEO, and a member of the board.

As the Chairman and CEO of a private equity firm, and as a former CEO of a major brokerage firm with substantial Internet operations, Mr. Pottruck brings to the Board significant senior leadership, management, operational, financial, business development, and brand management expertise.

Frank D. Yeary AGE: 52 DIRECTOR SINCE: 2009 OTHER CURRENT PUBLIC BOARDS: PayPal Holdings, Inc.

Frank D. Yeary has been Executive Chairman of CamberView Partners, LLC, an advisory firm in San Francisco, California that provides proactive corporate governance and stockholder engagement advice, since 2012. Mr. Yeary was Vice Chancellor of the University of California, Berkeley from 2008 to 2012, where he led and implemented major strategic and financial changes to the university’s financial and operating strategy. Prior to 2008, Mr. Yeary spent nearly 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions, and a member of the Management Committee at Citigroup Investment Banking, a financial services company. Mr. Yeary was also Chairman and co-founder of Level Money, Inc., a personal finance organization for young adults, from 2012 to 2015. Within the past five years, Mr. Yeary has served as a member of the board of directors of eBay. Mr. Yeary is a member of the board of directors of PayPal.

Mr. Yeary’s extensive career in investment banking and finance brings to the Board financial strategy and M&A expertise, including expertise in financial reporting and experience in assessing the efficacy of mergers and acquisitions. In addition, Mr. Yeary’s role as Vice Chancellor and as Chief Administrative Officer of a large public research university provides strategic and financial expertise. Mr. Yeary also provides the Board with insight into best practices in corporate governance and stockholder engagement.

15

PROPOSAL 1  ■  Director Skills, Experience, and Background

David B. Yoffie AGE: 61 DIRECTOR SINCE: 1989 Other Current Public Boards: Financial Engines, Inc. and TiVo, Inc.

David B. Yoffie has been a Professor at Harvard University’s Graduate School of Business Administration in Boston, Massachusetts, since 1981. Dr. Yoffie also served as the Harvard Business School’s Senior Associate Dean and Chair of Executive Education from 2006 to 2012. He received a PhD from Stanford University, where he has been a Visiting Scholar. Dr. Yoffie served as Chairman of the Harvard Business School Strategy department from 1997 to 2002, as Chairman of the Advanced Management Program from 1999 to 2002, and as Chair of Harvard’s Young Presidents’ Organization program from 2004 to 2012. Dr. Yoffie is a member of the board of directors of Financial Engines, Inc. and TiVo, Inc.

As a scholar and educator in the field of international business administration, Dr. Yoffie brings to the Board significant global experience and knowledge of competitive strategy, technology, and international competition. Dr. Yoffie’s board service with other U.S. and non-U.S. public companies also provides cross-board experience. As our longest-serving director, Dr. Yoffie provides unique insights and perspectives on Intel’s development and strategic direction.

In October 2015, Ms. Decker informed our Board of Directors of her decision not to stand for re-election to our Board. Ms. Decker’s current term expires at the 2016 Annual Stockholders’ Meeting.

Director Skills, Experience, and Background

Intel is a large technology company engaged in research, manufacturing, and marketing on a global scale. We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. As we discuss below under “Board Committees and Charters,” the Corporate Governance and Nominating Committee is responsible for assessing, together with the Board, the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment of Board skills, experience, and background includes numerous factors, such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The Board then determines whether a nominee’s background, experience, personal characteristics, or skills will advance the Board’s goal of creating and sustaining a Board that can support and oversee the company’s complex activities. Our Board is committed, as set forth under our Corporate Governance Guidelines, to actively seeking women and minority director candidates for consideration by the Board, and the committee and the Board review and assess the effectiveness of their practices for consideration of diversity in nominating director candidates.

16	2016 PROXY STATEMENT

PROPOSAL 1  ■  Director Skills, Experience, and Background

Listed below are the skills and experience that we consider important for our director nominees in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

SENIOR LEADERSHIP EXPERIENCE

4/10 Directors

Directors who have served in senior leadership positions are important to us, as they have the experience and perspective to analyze, shape, and oversee the execution of important operational and policy issues. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced by leadership experience at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

PUBLIC COMPANY BOARD EXPERIENCE

10/10 Directors

Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a board to the CEO and other management personnel, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

BUSINESS DEVELOPMENT AND M&A EXPERIENCE

4/10 Directors

Directors with a background in business development and in M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in assessing “make vs. buy” decisions, analyzing the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and assessing management’s plans for integration with existing operations.

FINANCIAL EXPERTISE

3/10 Directors

Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is also important. This experience assists our directors in understanding, advising on, and overseeing Intel’s capital structure, financing and investing activities, as well as our financial reporting and internal controls.

INDUSTRY AND IT/TECHNICAL EXPERTISE

6/10 Directors

Because we are a technology, hardware, and software provider, education or experience in relevant technology is useful for understanding our research and development efforts, competing technologies, the products and processes we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

OPERATIONAL AND MANUFACTURING EXPERTISE

2/10 Directors

Because we are a leader in the design and manufacturing of advanced integrated digital technology platforms, understanding and experience with manufacturing and other operational processes is a valuable asset to the Board.

BRAND MARKETING EXPERTISE

1/10 Directors

Directors with brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and enhance our reputation.

GOVERNMENT EXPERTISE

2/10 Directors

Directors who have served in government positions provide experience and insights that help us work constructively with governments around the world and address significant public policy issues, particularly as they relate to Intel’s operations and to public support for science, technology, engineering, and mathematics education.

GLOBAL/INTERNATIONAL EXPERTISE

6/10 Directors

We are a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries. In addition, the majority of our revenue comes from sales outside the United States. Because of these factors, directors with global expertise can provide valuable business and cultural perspective regarding many important aspects of our business.

LEGAL/REGULATORY EXPERTISE

2/10 Directors

Directors with a background in law can assist the Board in fulfilling its oversight responsibilities regarding Intel’s legal and regulatory compliance and its engagement with regulatory authorities.

17

PROPOSAL 1  ■  Director Tenure

We believe that our employees around the world drive our business, and that a diverse employee population can better understand our customers’ needs. Our success with a diverse workforce informs our views about the value of a board of directors that has a mix of skills, experiences, and backgrounds. To learn more about Intel’s commitment to diversity, see:

■	our Diversity web site at www.intel.com/content/www/us/en/company-overview/diversity-at-intel.html;

■	our Corporate Responsibility Report at www.intel.com/responsibility; and/or

■	our Corporate Governance Guidelines at www.intel.com/governance.

Director Tenure

Our 11 directors have served an average of 10.6 years on the Board as of the record date, and six of them have been on the Board for less than that period of time. This mix of tenure on the Board is intended to support the view that the Board as a whole represents a “portfolio” of new perspectives and the deep institutional knowledge of longer-tenured directors.

18	2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

■	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed for long-term value;

■	planning for CEO succession and monitoring management’s succession planning for other executive officers;

■	reviewing and approving our major financial objectives, strategic, and operating plans, and other significant actions;

■	selecting the CEO, evaluating CEO performance, and determining the compensation of the CEO and other executive officers; and

■	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. At each Board meeting, the Board held sessions for the independent directors to meet without the Chairman and CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have worldwide access to our employees outside of Board meetings. Board members are encouraged to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings.

Board Leadership Structure. The Board has a general policy that the positions of Chairman and CEO should be held by separate individuals to aid in the Board’s oversight of management. This policy is in the Board’s published Board of Directors Guidelines on Significant Corporate Governance Issues (also referred to in this proxy statement as our Corporate Governance Guidelines), and it has been in effect since the company began operations. Sometimes the Board has chosen an independent director as Chairman, and sometimes it has chosen a senior executive as Chairman; since 1997 the Board has also elected an independent director to serve as Lead Director when the Chairman is a senior executive. Recent Chairmen have included Dr. Jane Shaw, an independent director who served as Chairman from 2009 until her retirement from the Board in May 2012; Dr. Craig R. Barrett, a former CEO of Intel, who served as Chairman from 2005 until 2009; and Dr. Andy Grove, a former CEO of Intel, who served as Chairman from 1997 until 2005.

Andy D. Bryant, the current Chairman, has served in that role since May 2012. He was first elected to the Board in 2011, when the Board designated him as Vice Chairman in anticipation of naming him Chairman in 2012 following Dr. Shaw’s retirement from the Board. In making this selection, the Board took into account that Mr. Bryant has held many positions with Intel, most recently as Executive Vice President and Chief Administrative Officer, with responsibility for the Technology and Manufacturing Group, Information Technology, Human Resources, and Finance, and previously as Intel’s Chief Financial Officer. Mr. Bryant has attended and been a participant at Board meetings for more than 18 years in his positions as CFO and CAO.

The independent directors considered whether to elect an independent director as the next Chairman but decided that Mr. Bryant would be the right choice. The Board determined that Mr. Bryant’s extensive experience at Intel and familiarity with Intel’s operations and management structure, as well as the Board’s confidence in Mr. Bryant’s guidance and ability to support the Board in fulfilling its oversight responsibilities, uniquely positioned Mr. Bryant to serve as Chairman. The independent members of the Board considered whether Mr. Bryant’s position as a senior executive officer might reduce or compromise his effectiveness as Chairman, and concluded that in their opinion this would not be the case and that his Intel experience would be of direct value to the Board during and following the transition process that led to Mr. Krzanich

19

CORPORATE GOVERNANCE  ■  The Board’s Role in Risk Oversight at Intel

being appointed our CEO. The independent members of the Board are responsible for reviewing Mr. Bryant’s performance, and the Compensation Committee is responsible for determining his compensation.

In 2015, two transitions took place within the company’s leadership. Specifically, Ms. Decker, the independent Lead Director since May 2012, announced that she would retire from the Board as of our 2016 Annual Stockholders’ Meeting, and Ms. James, President of Intel, announced she would retire from that position in early 2016. The independent directors unanimously elected to approve an extension for Mr. Bryant to continue to serve as a corporate officer and director beyond age 65, notwithstanding the provisions of the Corporate Governance Guidelines. The independent directors approved this extension in order to provide the company with leadership continuity.

The duties and responsibilities of the independent Lead Director, as provided in our Bylaws and the Board’s Charter of the Lead Director, include:

■	Serving as Chairman of the Board at meetings of the Board of Directors when the Chairman is not present;

■	Serving as Chairman of the Executive Committee and as Chairman or co-Chairman of the Corporate Governance and Nominating Committee of the Board of Directors;

■	Developing the agendas for and serving as Chairman of the executive sessions of the Board’s independent directors and, if different, the Board’s non-employee directors;

■

Advising the Chairman as to the quality, quantity, and timeliness of the information submitted by the company’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties;

■	Assisting the Board of Directors, the Board’s Corporate Governance and Nominating Committee, and the officers of the company in implementing and complying with the Corporate Governance Guidelines;

■	Approving the information, agenda, and meeting schedules for the Board of Directors’ and Board committee meetings;

■	Calling and presiding at meetings of the independent directors;

■	Approving the retention of advisors and consultants who report directly to the Board;

■	Recommending to the Corporate Governance and Nominating Committee and to the Chairman the membership of the various Board Committees, as well as the selection of Committee chairmen; and

■	Serving as a liaison for consultation and direct communication with stockholders.

The Board will continue to periodically assess its leadership structure and the potential advantages of having an independent Chairman.

The Board’s Role in Risk Oversight at Intel

One of the Board’s important functions is oversight of risk management at Intel. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees.

Defining Risk. The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

■	macro-economic risks, such as inflation, deflation, reductions in economic growth, or recession;

■	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

20	2016 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  The Board’s Role in Risk Oversight at Intel

■	event risks, such as natural disasters; and

■	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, corporate governance, and environmental stewardship.

Not all risks can be dealt with in the same way. Some risks may be readily perceived and controllable, while other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a decision may be made that a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel seeks to align its voluntary risk-taking with company strategy, and Intel understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

Risk Assessment Responsibilities and Processes

THE BOARD

The full Board has primary responsibility for risk oversight. The Board executes its oversight duties through:

■   Assigning specific oversight duties to the Board committees;

■   Periodic briefing and informational sessions by management on:

• the types of risks the company faces; and

• enterprise risk management: risk identification, mitigation, and control.

In some cases, such as risks regarding new technology and product acceptance, risk oversight is addressed as part of the full Board’s regular oversight of strategic planning.

COMMITTEES

AUDIT COMMITTEE	FINANCE COMMITTEE	COMPENSATION COMMITTEE

Oversees issues related to internal control over financial reporting	Oversees issues related to the company’s risk tolerance in cash-management investments

Oversees issues related to risk in the company’s compensation programs, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company

MANAGEMENT

Management is primarily responsible for:

■	Identifying risk and risk controls related to significant business activities;

■	Mapping the risks to company strategy; and

■	Developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk.

With respect to the risk assessment of the company’s compensation programs, management is primarily responsible for:

■	Reviewing all significant compensation programs, focusing on programs with variable payouts;

■	Assessing the company’s executive and broad-based compensation and benefits programs to determine whether the programs’ provisions and operation create undesired or unintentional material risk. The risk assessment process:

•	includes a review of compensation program policies and practices, risk identification and control procedures, the balance of risk reward, and the significance and risks posed by compensation programs on the company’s overall strategy; and

•	takes into account compensation terms and practices that aid in controlling risk, including the compensation mix, payment periods, claw-back provisions, and stock ownership guidelines.

21

CORPORATE GOVERNANCE  ■  The Board’s Role in Succession Planning

The Board’s Role in Succession Planning

As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for CEO succession and monitoring and advising on management’s succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as the departure, death, or disability of the CEO or other executive officers.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Mr. Bhusri, Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Mr. Yeary, and Dr. Yoffie. Because Mr. Krzanich and Mr. Bryant are employed by Intel, they do not qualify as independent.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

■	The director is, or at any time during the past three years was, an employee of the company;

■

The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

■	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

■

The director or a family member of the director is a partner in, a controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

■

The director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

■

The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC), as no member of the Audit Committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Similarly, the members of the Compensation Committee each qualify as independent under NASDAQ standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

22	2016 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  Director Independence and Transactions Considered in Independence Determinations

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2013 between Intel and entities associated with the independent directors or members of their immediate families.

All of the non-employee directors qualified as “independent” under the objective tests. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC and NASDAQ for members of audit and compensation committees, and the special SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on this review, as required by the NASDAQ rules, the Board made a subjective determination that, based on the nature of the directors’ relationships with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, impair the directors’ independence. The Board’s independence determinations took into account the following transactions:

Business Relationships. Each of our non-employee directors or one of his or her immediate family members is, or was during the previous three fiscal years, a non-management director, trustee, advisor, or executive or served in a similar position at another entity that did business with Intel at some time during those years. The business relationships were ordinary course dealings as a supplier or purchaser of goods or services; licensing or research arrangements; facility, engineering, and equipment fees; or commercial paper or similar financing arrangements in which Intel or an affiliate participated as a creditor. Payments to or from each of these entities constituted less than the greater of $200,000 or 1% of each of Intel’s and the recipient’s annual revenue, respectively, in each of the past three years, except as discussed below.

■

Ambassador Barshefsky is a Partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale). Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation from the firm that is generated by or related to our payments to the firm. Intel engages a number of law firms, and has engaged WilmerHale in various significant matters since 1997, before Ambassador Barshefsky joined either the firm or Intel’s Board. Recognizing that proxy advisory firms have questioned professional advisory relationships between companies and a director’s firm, the Board carefully reviewed the nature of Intel’s engagement of WilmerHale and the services rendered, including the expertise and relevant experience of the firm, the firm’s and specific partners’ knowledge of Intel and its business and past legal engagements, and the fees paid in such engagements, and determined that Ambassador Barshefsky’s service on Intel’s Board should not impair Intel’s ability to engage WilmerHale when Intel determines such engagements to be in the best interest of Intel and its stockholders. The Board is satisfied that WilmerHale, when engaged for legal work, is chosen by Intel’s legal group on the basis of the directly relevant factors of experience, expertise, and efficiency. The fees and expenses paid WilmerHale represented less than 5% of the firm’s annual revenue in each of the past three years, and represented less than 0.1% of Intel’s revenue in each year. After considering these fees and expenses and being briefed on the policies and procedures that WilmerHale has instituted to confirm that Ambassador Barshefsky has no professional involvement or financial interest in Intel’s dealings with the firm, the Board (with Ambassador Barshefsky recused) unanimously determined that Intel’s professional engagement of WilmerHale does not impair Ambassador Barshefsky’s independence.

■

Mr. Bhusri is CEO and director of Workday, Inc. (Workday), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Workday, which primarily related to human resource management solutions contract and software subscription services, and Mr. Bhusri’s position as CEO and executive director at Workday. The fees paid Workday represented less than 1.5% of Workday’s annual revenue in 2015, and represented less than 0.03% of Intel’s revenue in 2015. After considering these fees, the Board (with Mr. Bhusri recused) unanimously determined that Intel’s business transactions with Workday do not impair Mr. Bhusri’s independence.

■

Mr. Bhusri is a member of the board of directors of Cloudera, Inc. (Cloudera), a company with which Intel holds over 10% ownership interest and engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Cloudera, which primarily related to subscription

23

CORPORATE GOVERNANCE  ■  Corporate Governance Guidelines

licenses and software support services, and Mr. Bhusri’s position as a non-management director at Cloudera. The fees paid Cloudera represented less than 3.5% of Cloudera’s annual revenue in each of the past two years, and represented less than 0.02% of Intel’s revenue in each year. After considering these fees, the Board (with Mr. Bhusri recused) unanimously determined that Intel’s business transactions with Cloudera do not impair Mr. Bhusri’s independence.

■

Dr. Plummer is a member of the board of directors of Cadence Design Systems (Cadence), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Cadence, which primarily related to electronic design automation software services, and technology contracts, and Dr. Plummer’s position as a non-management director at Cadence. The fees paid Cadence represented less than 5.4% of Cadence’s annual revenue in each of the past three years, and represented less than 0.2% of Intel’s revenue in each year. After considering these fees, the Board (with Dr. Plummer recused) unanimously determined that Intel’s business transactions with Cadence do not impair Dr. Plummer’s independence.

Charitable Contributions. Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Mr. Yeary, Dr. Yoffie, or one of their immediate family members is serving, or has each served during the previous three fiscal years, as an executive, professor, or other employee for one or more colleges or universities or as a director, executive, or employee of a charitable entity that received matching or other charitable contributions from Intel during those years. Charitable contributions to each of these entities (including matching and discretionary contributions by Intel and the Intel Foundation) constituted less than $120,000 in each of the past three years, as discussed below.

■

Mr. Hundt was a member of the Advisory Board for the Yale School of Management, the graduate business school of Yale University, from 1996 until 2014. The Intel Foundation contributed less than $5,000 in 2013 and 2014 to match Intel employee charitable contributions to Yale University, amounting to less than 0.001% of Yale University’s consolidated annual revenue for each of 2013 and 2014.

■

Dr. Plummer is a Professor of Electrical Engineering, and was the Dean of the School of Engineering at Stanford University from 1999 until 2014. The Intel Foundation contributed less than $20,000 in each of the past three years to match Intel employee charitable contributions to Stanford University and employee volunteer hours at Stanford under the Intel Involved Matching Grant Program. The Intel Foundation also contributed $20,000 in 2013 to support the university’s RISE (Raising Interest in Science and Engineering) Summer Internship Program for high school students, amounting to less than 0.001% of Stanford’s consolidated annual revenue for each of the past three years.

■

Mr. Pottruck is a Senior Fellow, Advisory Board Member, and Lecturer at the Wharton School of Business of the University of Pennsylvania. The Intel Foundation contributed less than $15,000 in each of the past three years to match Intel employee charitable contributions to the University of Pennsylvania, amounting to less than 0.001% of the University of Pennsylvania’s consolidated annual revenue for each of the past three years.

■

Dr. Yoffie is a Professor at Harvard Business School, the graduate business school of Harvard University. The Intel Foundation contributed less than $5,000 in each of the past three years to match Intel employee charitable contributions to Harvard University, amounting to less than 0.001% of Harvard’s consolidated annual revenue for each of the past three years.

Corporate Governance Guidelines

Intel has long maintained a set of governance guidelines, titled the Board of Directors Guidelines on Significant Corporate Governance Issues. The Corporate Governance and Nominating Committee reviews the Corporate Governance Guidelines annually and recommends amendments to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the Corporate Governance Guidelines and may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment in its role as fiduciary.

24	2016 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  Director Attendance

Investors may find the Corporate Governance Guidelines on our web site at www.intel.com/governance, which addresses, among other matters, the following Board practices:

✓ WHAT WE DO	✗ WHAT WE DON’T DO

✓ Separate Chair and CEO positions and appoint either independent Lead Director or independent Chair

✓ Annual self-evaluations for individual directors and the Board as a whole

✓ Independent directors meet in executive session at least three times a year

✓ Seek out women and minority candidates as well as candidates with diverse backgrounds, experiences, and skills as part of each Board search

✗ No director may serve on more than three other U.S. public company boards (two, if also serving as a CEO)

✗ Do not expect independent directors to stand for re-election after age 72

✗ No restrictions on directors’ access to management or employees

Director Attendance

The Board held six regularly scheduled, and seven special meetings in 2015. As shown in the Board Committee chart below, committees of the Board also held a total of 24 meetings during 2015, with each committee holding a number of regularly scheduled and special meetings. We expect each director to attend every meeting of the Board and the committees on which he or she serves. Each director attended at least 75% of the meetings of the Board and each committee on which he or she served in 2015 (held during the period in which the director served). The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting, and all of the then-incumbent directors other than Messrs. Hundt and Yoffie attended the 2015 Annual Stockholders’ Meeting.

Board Committees and Charters

The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. The Board has five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work.

Each committee, and the Lead Director, has a written charter approved by the Board. We post each charter on our web site at www.intc.com/corp_docs.cfm.

25

CORPORATE GOVERNANCE  ■  Board Committees and Charters

The following table identifies the committee members, as of March 21, 2016. As discussed above, the Board has determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees is an independent director in accordance with NASDAQ standards.

Name	Audit	Compensation	Corporate Governance and Nominating	Executive	Finance
Charlene Barshefsky					✓ Chair

Aneel Bhusri
Andy D. Bryant				✓

Susan L. Decker	✓		✓ Co-Chair	✓ Chair

John J. Donahoe		✓	✓

Reed E. Hundt	✓		✓		✓

Brian M. Krzanich				✓

James D. Plummer	✓				✓

David S. Pottruck		✓ Chair		✓

Frank D. Yeary	✓ Chair				✓

David B. Yoffie		✓	✓ Co-Chair

Number of Committee Meetings Held in 2015	12	4	4	2	2

AUDIT COMMITTEE

■	Assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions.

■	Responsible for appointing and retaining our independent registered public accounting firm, managing its compensation, and overseeing its work.

The Board has determined that Mr. Yeary qualifies as an “audit committee financial expert” under SEC rules and that each Audit Committee member is sufficiently proficient in reading and understanding the company’s financial statements to serve on the Audit Committee. Ms. Decker also qualified as an “audit committee financial expert” during her service. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

COMPENSATION COMMITTEE

■	Reviews and determines salaries, performance-based incentives, and other matters related to the compensation of our executive officers.

■	Reviews and grants equity awards to our executive officers.

■	Reviews and determines other compensation policies, handles many compensation-related matters, and makes recommendations to the Board and to management on employee compensation and benefit plans.

■	Makes recommendations to the Board on stockholder proposals about compensation matters.

■	Administers the equity incentive plan and the employee stock purchase plan.

26	2016 PROXY STATEMENT

CORPORATE GOVERNANCE  ■  Board Committees and Charters

The Compensation Committee is responsible for determining compensation for Intel executives (including our CEO and our Chairman), while the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to other Board members, or an officer or officers of the company, the authority to review and grant stock-based compensation for employees who are not executive officers.

The Compensation Committee retains an independent executive compensation consultant, Farient Advisors LLC (Farient), to provide input, analysis, and advice about Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total) relative to peer companies, compensation design, equity usage and allocation, and risk assessment under Intel’s compensation programs. Farient reports directly to the Compensation Committee and interacts with management at the committee’s direction. Farient did not perform work for Intel in 2015 except under its engagement by the Compensation Committee, and it provided the committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on this report and its discussions with Farient, the committee determined that Farient’s work in 2015 did not raise any conflicts of interest.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for all executive officers other than himself and the Chairman of the Board. These recommendations are based on his assessment of each executive officer’s performance during the year and his review of compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter (available at www.intc.com/corp_docs.cfm).

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

■

Reviews matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, political contributions, and stakeholder issues, and periodically reports on these matters to the Board.

■

Annually reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, recommends to the Board proposed revisions to the Guidelines and committee charters, and reviews the poison pill policy.

■	Makes recommendations to the Board regarding the size and composition of the Board and its committees.

■	Reviews all stockholder proposals and recommends actions on such proposals.

■	Advises the Board on compensation for our non-employee directors.

The Corporate Governance and Nominating Committee also establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. In addition to candidates identified by Board members, the committee considers candidates proposed by stockholders and evaluates them using the same criteria. A stockholder who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us.” During 2015, the Board retained and paid fees to a third-party search firm to assist in the processes of identifying and evaluating potential Board candidates, consistent with the committee’s criteria.

In screening director candidates, regardless of whether they are identified by current Board members, stockholders, or third-party search firms, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it would strengthen

27

CORPORATE GOVERNANCE  ■  Communications from Stockholders to Directors the Board to add a director with a certain type of background, experience, personal characteristics, or skills. In particular, the committee considers factors such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; international experience; age; and gender and ethnic diversity, which includes its commitment to actively seek women and minority candidates for the pool from which board candidates are chosen. In connection with this process, the committee also seeks input from Intel’s head of Global Diversity and Inclusion.

EXECUTIVE COMMITTEE

■	Exercises the authority of the Board between Board meetings, except as limited by applicable law.

FINANCE COMMITTEE

■

Advises the Board on capital structure decisions, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure.

■	Reviews and approves finance and other cash-management transactions.

Communications from Stockholders to Directors

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any Board committee by writing to our Corporate Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that she deems to be appropriate for the Board’s consideration.

28	2016 PROXY STATEMENT

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, our Corporate Secretary, and the Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others to assist the committee. The director peer group is the same as the peer group used in 2015 to set executive compensation and consisted of 15 technology companies and 10 companies in Standard & Poor’s S&P 100 Index (S&P 100), as described in detail below under “Compensation Discussion and Analysis; External Competitive Considerations for 2015.” The committee targets cash and equity compensation at the average of the peer group.

For 2015, annual compensation for independent directors consisted of the following elements:

Board Fees
Cash retainer[1]	$90,000
Variable performance-based restricted stock units, which we refer to as “out performance” restricted stock units (OSUs)	Targeted value of approximately $110,000
Restricted stock units (RSUs)	Targeted value of approximately $110,000
Committee Fees[1]
Audit Committee chair	$30,000
Compensation Committee chair	$20,000
Corporate Governance and Nominating Committee chair	$20,000
Non-chair Audit Committee member	$15,000
Non-chair Compensation Committee member	$10,000
Lead Director Fee
Additional cash retainer	$40,000

[1]	The cash fees are paid on a quarterly basis.

The Corporate Governance and Nominating Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. In July 2015, the committee recommended and the Board agreed that an increase of $5,000 for each of the Audit Committee Chair, Audit Committee members, and the Corporate Governance and Nominating Committee Chair, and a $20,000 increase for the Lead Director were appropriate. Intel does not pay its management directors for Board service in addition to their regular employee compensation.

29

DIRECTOR COMPENSATION  ■  Director Compensation for Fiscal Year 2015

Director Compensation for Fiscal Year 2015

The following table details the compensation of Intel’s independent directors for the 2015 fiscal year.

Director Compensation for Fiscal Year 2015 Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation[2] ($)	Total ($)
Charlene Barshefsky[3]	100,000	213,700	—	—	313,700
Aneel Bhusri[4]	—	213,700	—	—	213,700
Susan L. Decker	160,000	213,700	—	5,000	378,700
John J. Donahoe[5]	—	261,000	—	—	261,000
Reed E. Hundt	102,500	213,700	—	—	316,200
James D. Plummer	102,500	213,700	—	10,000	326,200
David S. Pottruck[6]	120,000	213,700	—	—	333,700
Frank D. Yeary	117,500	213,700	—	—	331,200
David B. Yoffie[7]	117,500	213,700	10,000	2,200	343,400

[1]

Consists of OSUs and RSUs valued at grant date fair values (computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718). Grant date fair value of RSUs is calculated assuming a risk-free rate of return of 0.4% and a dividend yield of 2.6%. Grant date fair value of OSUs is calculated assuming volatility of 27.4%, risk-free rate of return of 0.9%, and a dividend yield of 2.6%. For additional information, see “Director Compensation; Equity Awards” below.

[2]

The Intel Foundation made matching charitable contributions on behalf of Ms. Decker ($5,000), Dr. Plummer ($10,000), and Mr. Yoffie ($2,200). Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for 50% matching of funds of up to $10,000 per director per year, which is the same limit for employees generally.

[3]	Ambassador Barshefsky participated in the Cash Deferral Election, under which she elected to defer her cash compensation until her retirement from the Board.

[4]	Mr. Bhusri’s annual cash retainer for 2015 was paid in the form of RSUs in 2016.

[5]

Includes 1,360 RSUs granted to Mr. Donahoe in lieu of his annual cash retainer for the second half of 2014 (which were paid in 2015). Mr. Donahoe’s annual cash retainer and Compensation Committee member fees for 2015 were paid in the form of RSUs in 2016.

[6]

Includes a $10,000 committee chair fee for Mr. Pottruck’s service as chairman of the Retirement Plans Investment Policy Committee. During 2015, the Finance Committee oversaw and appointed the members of the Retirement Plans Investment Policy Committee, which sets the investment policies and chooses investment managers for our U.S. retirement plans. During 2015, Mr. Pottruck served as chairman of the Retirement Plans Investment Policy Committee, whose other members are Intel employees and one independent member.

[7]

Dr. Yoffie is the only current director covered by the Board’s retirement program, which was ended in 1998. At that time, Dr. Yoffie was vested with the nine years he had served on the Board at that point. He will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon his departure from the Board. Payments will continue for nine years, or until his death, whichever is earlier. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Compensation for Fiscal Year 2015 table represent the net actuarial change in pension value accrued under this program. Assumptions used in determining these changes include an interest rate of 4.0%, a retirement age of 65 or current age if older, the RP2014 Mortality Tables, and an annual benefit amount of $90,000.

Fees Earned or Paid in Cash. Under the “RSU in Lieu of Cash Election” program, independent directors can elect to receive 100% of their cash compensation in the form of RSUs (but not less than 100%). RSUs elected in lieu of payments in cash have the same vesting terms as the annual RSU grant to directors. This election is made year by year, and must be made in the tax year before the compensation will be earned. The Board previously granted these RSUs on the same grant date as the annual RSU grants and OSU grants in the month of July. Starting in 2015, independent directors were granted their equity awards in the January following the relevant year. Under this program, Mr. Donahoe was granted 1,360 RSUs in January 2015 in lieu of cash payments of his fees earned from July 1, 2014 to December 31, 2014. In January 2016, Mr. Donahoe and Mr. Bhusri were granted RSUs in lieu of their fees earned from January 1, 2015 to December 31, 2015.

30	2016 PROXY STATEMENT

DIRECTOR COMPENSATION  ■  Director Compensation for Fiscal Year 2015

Equity Awards. Each independent director was granted OSUs and RSUs with a combined market value on the grant date of approximately $220,000. The grant date fair value reported in the “Stock Awards” column in the Director Compensation for Fiscal Year 2015 table above differs from this amount because of changes in the fair value of these awards between the date they were approved and the date they were granted. In addition, the fair value of an RSU for accounting purposes is discounted for present value of dividends that are not paid on RSUs prior to vesting.

Outperformance restricted stock units (OSUs) are variable performance-based restricted stock units. On January 23, 2015, Intel granted each independent director 2,220 Director OSUs. The grant date fair value of each Director OSU grant was $109,400. Director OSUs granted in 2015 vest in full on the 37-month anniversary of the grant date if the director is still serving at that time. If a director retires from the Board before the end of the performance period, and is either 72 or older or has at least seven years of service on Intel’s Board, he or she will be able to retain the unvested awards. The number of shares of Intel common stock that a director receives from this grant will range from 0% to 200% of the target amount, subject to the same performance payout conditions that are applicable to OSUs granted to our listed officers, as discussed below under “Compensation Discussion and Analysis; OSU Awards.” As part of the OSU program, directors receive dividend equivalents on the final shares earned and vested; the dividend equivalents will pay out in the form of additional shares.

Restricted stock units (RSUs) vest in equal annual installments over a three-year period from the grant date. On January 23, 2015, Intel granted each independent director 2,995 RSUs. The grant date fair value of each Director RSU grant was $104,300. All of the shares are payable upon retirement from the Board if a director is 72 years old or has at least seven years of service on Intel’s Board. Directors do not receive dividend equivalents on unvested RSUs.

Deferred Compensation Plan. This plan allows independent directors to defer their cash and equity compensation. Under the “Cash Deferral” program, directors may defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this Cash Deferral Election. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel.

The RSU deferral arrangement allows directors to defer the settlement of their vested RSUs until termination of service. This election must be all-or-nothing, and applies to all RSUs granted during the year. Directors do not receive dividends on deferred RSUs.

31

DIRECTOR COMPENSATION  ■  Outstanding Equity Awards for Directors

Outstanding Equity Awards for Directors

The following table provides information on the outstanding equity awards held by the independent directors at fiscal year-end 2015, with OSUs shown at their target amount. Market value for stock units (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year. In 2006, Intel began granting RSUs instead of stock options to independent directors. In 2009, Intel began granting OSUs to independent directors in addition to RSUs.

Outstanding Equity Awards for Directors at Fiscal Year-End 2015 Table

	STOCK UNITS
Name	Number of Restricted Stock Units That Have Not Vested[1] (#)	Market Value of Restricted Stock Units That Have Not Vested[2] ($)	Number of Outperformance Restricted Stock Units That Have Not Vested[1,3] (#)	Market Value of Unconverted Outperformance Restricted Stock Units That Have Not Vested[2] ($)
Charlene Barshefsky	6,716	234,926	8,225	287,711
Aneel Bhusri	5,128	179,377	4,035	141,144
Susan L. Decker	6,716	234,926	8,225	287,711
John J. Donahoe	11,120	388,978	8,225	287,711
Reed E. Hundt	6,716	234,926	8,225	287,711
James D. Plummer	6,716	234,926	8,225	287,711
David S. Pottruck	6,716	234,926	8,225	287,711
Frank D. Yeary	6,716	234,926	8,225	287,711
David B. Yoffie	6,716	234,926	8,225	287,711

[1]	Vested stock units (including RSUs and OSUs) that would have settled if they had not been part of the deferral election program are excluded from this column.

[2]	The market value of vested RSUs and OSUs that would have settled if they had not been part of the deferral election program are excluded from this column.

[3]	OSUs are shown at their target share amount.

Director Stock Ownership Guidelines. The Board’s stock ownership guidelines for independent directors state that each director must acquire and hold at least 15,000 shares of Intel common stock within five years of joining the Board. After each succeeding five years of Board service, they must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unvested OSUs, unvested RSUs, and unexercised stock options do not count toward this requirement. Deferred RSUs count toward this requirement once they vest. As of December 26, 2015, each director nominated for election during the annual meeting had satisfied these ownership guidelines.

Equipment. Intel provides each independent director a laptop computer for personal use and offers each director the use of other equipment employing Intel® technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse our directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

32	2016 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a “related person” is a director, officer, nominee for director, or a greater than 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

■

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

■

any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

■	compensation to executive officers determined by the Compensation Committee;

■	compensation to directors determined by the Board;

■	transactions in which all security holders receive proportional benefits; and

■	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the preceding categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2015, there were no related-person transactions under the relevant standards.

33

CODE OF CONDUCT

Our Code of Conduct applies to our directors with respect to their Intel-related activities, as well as to our executive officers and other employees. We expect our directors, executives, and other employees to avoid any activity that is or has the appearance of being a conflict of interest with Intel. This includes not engaging in activities that compete with or are adverse to Intel, or that interfere with the proper performance of duties or responsibilities to Intel, and not using confidential company information, company assets, or their position at Intel for personal gain in violation of our policy.

Directors and executive officers must inform us of any situation that may be perceived as a conflict of interest with Intel. The Board oversees resolution of any conflict or apparent conflict involving a director or executive officer, and may enlist the Legal department to determine whether a conflict exists, and if so, how to resolve it. Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. Our Code of Conduct is posted on our web site at www.intel.com/governance.

34	2016 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by two beneficial owners of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of February 25, 2016, except as otherwise indicated in the notes to the table. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 25, 2016” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of February 25, 2016 (which are shown in the columns to the right). Our listed officers are the CEO, the CFO, and the three other most highly compensated executive officers during 2015. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of February 25, 2016	Percent of Class	Number of Shares Subject to Options Exercisable as of February 25, 2016 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of February 25, 2016
BlackRock, Inc.	290,039,352(1)	6.1
The Vanguard Group, Inc.	283,264,301(2)	6.0
Directors and Executive Officers
Brian M. Krzanich, Chief Executive Officer	1,324,538	**	908,460	31,104
Andy D. Bryant, Chairman of the Board	1,069,958(3)	**	445,095	13,502
Stacy J. Smith, Executive Vice President and Chief Financial Officer	630,306	**	359,648	16,538
William M. Holt, Executive Vice President, General Manager, Technology & Manufacturing Group	160,907	**	127,142	13,791
Renée J. James, former President	415,169(4)	**	229,292	88,122
David B. Yoffie, Director	194,993(5)	**	—	—
David S. Pottruck, Director	104,076(6)	**	—	—
Charlene Barshefsky, Director	100,260(7)(8)	**	—	—
John J. Donahoe, Director	77,416(9)	**	—	—
Susan L. Decker, Director	75,243	**	—	—
Reed E. Hundt, Director	59,018	**	—	—
Frank D. Yeary, Director	58,658	**	—	—
James D. Plummer, Director	50,044(10)	**	—	—
Aneel Bhusri, Director	2,066(11)	**	—	—
All directors and executive officers as a group (15 individuals) [12]	4,326,959	**	2,108,207	115,274

**	Less than 1%

[1]

As of December 31, 2015, based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2016 by BlackRock, Inc. BlackRock, Inc.’s business address is 55 East 52nd St., New York, NY 10055.

[2]

As of December 31, 2015, based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355.

[3]

Includes 1,600 shares held by Mr. Bryant’s son, 1,000 shares held by Mr. Bryant’s daughter, and 24,383 shares held by a family trust with Mr. Bryant’s spouse as trustee. Mr. Bryant disclaims beneficial ownership of these shares. Also includes 1,148 shares held jointly with Mr. Bryant’s spouse for which Mr. Bryant shares voting and investment power.

35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

[4]	Represents Ms. James’ holdings, including the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of January 29, 2016, her last date of employment.

[5]	Includes 159,114 shares held jointly with Dr. Yoffie’s spouse for which Dr. Yoffie shares voting and investment power.

[6]

Includes 800 shares held by Mr. Pottruck’s daughter. Also includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and investment power.

[7]	Includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and investment power.

[8]	Includes 17,370 deferred but vested RSUs held by Ambassador Barshefsky.

[9]	Includes 68,151 deferred but vested RSUs held by Mr. Donahoe.

[10]	Includes 27,835 shares held by a family trust for which Dr. Plummer shares voting and investment power.

[11]	Includes 999 deferred but vested RSUs held by Mr. Bhusri.

[12]	Excludes Ms. James as she was not an executive officer as of February 25, 2016.

36	2016 PROXY STATEMENT

PROPOSAL 2:

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Intel may obtain from Ernst & Young.

In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2015, while Ernst & Young’s concurring/reviewing partner for our audit was most recently changed in 2014. The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules. The Audit Committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including the length of time the firm has served in this role and an assessment of the firm’s professional qualifications and resources. In this regard, the Audit Committee considered that Intel requires global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit services items, including statutory audits and various regulatory certification items, such as valuation support, IT consulting, and payroll services. Many of these services are provided to Intel by other multinational audit and accounting firms. A change in our independent auditor would require us to replace one or more of the multinational service providers that perform non-audit services for Intel and could significantly disrupt our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented during the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2015, except those meetings specifically related to litigation and subject to attorney-client privilege. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

37

PROPOSAL 2  ■  Ratification of Selection of Independent Registered Public Accounting Firm

ERNST & YOUNG’S FEES FOR 2015 AND 2014

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2015 and 2014. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services reflected in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, as described in the “Report of the Audit Committee” in this proxy statement.

	2015 Fees ($)	2014 Fees ($)
Audit Services	19,400,000	17,800,000
Audit-Related Services	1,015,000	959,000
Tax Services	1,672,000	1,992,000
All Other Services	82,000	87,000
Total	22,169,000	20,838,000

Audit Services. This category includes Ernst & Young’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions; consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions; comfort letters; and consents issued in connection with SEC filings or private placement documents.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category primarily include audits of Intel employee benefit plans.

Tax Services. This category consists of tax services provided with respect to tax consulting, tax compliance, tax audit assistance, tax planning, expatriate tax services, and transfer pricing.

All Other Services. This category consists of services provided by Ernst & Young that are not included in the category descriptions defined above under “Audit Services,” “Audit-Related Services,” or “Tax Services.”

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2016.

38	2016 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

During 2015, four non-management directors comprised the Audit Committee. The Board determined that each member of the Audit Committee is independent under the NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related to, for example, the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm, and evaluates its independence. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee’s agenda for the year includes reviewing Intel’s financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings news releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and the independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service or a particular defined scope of work subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chairman then communicates such pre-approvals to the full Audit Committee.

39

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the fee negotiations associated with the retention of our independent auditor. The Audit Committee believes that the continued retention of Ernst & Young as our independent auditor is in the best interests of our stockholders.

The Audit Committee has reviewed and discussed with management its assessment of and report on the effectiveness of Intel’s internal control over financial reporting as of December 26, 2015, which it made based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 26, 2015, which Intel filed with the SEC on February 12, 2016.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2015 with management and Ernst & Young, and management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, the Audit Committee has discussed with Ernst & Young, and Ernst & Young represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 26, 2015.

Audit Committee

Frank D. Yeary, Chairman

Susan L. Decker

Reed E. Hundt

James D. Plummer

40	2016 PROXY STATEMENT

PROPOSAL 3:

Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes, and narrative in this proxy statement.

Intel has provided stockholders with an advisory “say on pay” vote on executive compensation since 2009, and in 2011 federal law made this practice mandatory for U.S. public companies. In addition, at Intel’s 2011 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. We are therefore holding this year’s advisory vote in accordance with that policy and pursuant to U.S. securities laws and regulations.

Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of our stockholders. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” are effective in achieving our goals, and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the company’s recent and long-term success.

Although this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results. The “Compensation Discussion and Analysis” in this proxy statement discusses our stockholder engagement efforts over the past year and reflects our commitment to consult directly with stockholders to better understand any significant views expressed in the context of matters voted upon at our stockholders’ meetings.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2017.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” approval of our executive compensation on an advisory basis.

41

COMPENSATION DISCUSSION AND ANALYSIS

2015 LISTED OFFICERS

Brian M. Krzanich

Chief Executive Officer

Andy D. Bryant

Chairman of the Board

Stacy J. Smith

Executive Vice President

and Chief Financial Officer

William M. Holt

Executive Vice President, General

Manager, Technology &
Manufacturing Group

Renée J. James

Former President

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by Intel’s listed officers, as presented in the tables below under “Executive Compensation.”

This Compensation Discussion and Analysis is composed of four sections:

■	Executive Summary — Highlights of compensation for our executive leadership team;

■	Stockholder Engagement and “Say on Pay” — A discussion of the 2015 “say on pay” results;

■	2015 Compensation of Our Listed Officers — Details on our executive compensation programs and the individual compensation of our listed officers; and

■	Other Aspects of Our Compensation Programs — A discussion of our compensation framework, our use of peer group data, and other policies and processes related to our executive compensation programs.

Detailed compensation tables that quantify and further explain our listed officers’ compensation follow this Compensation Discussion and Analysis.

Executive Summary

CHIEF EXECUTIVE OFFICER PAY

Upon electing Mr. Krzanich CEO in 2013, the Compensation Committee made a deliberate decision to grant him a compensation package with a value targeted at approximately the 25th percentile of our peer group for his position. This reflected the committee’s recognition that Mr. Krzanich was new to his role, and helped to create a performance-linked incentive to improve company performance in the future. The committee also set Mr. Krzanich’s annual incentive cash target amount significantly below market, in expectation of increasing these amounts and placing greater emphasis on variable cash compensation in future years. Consistent with this strategy, the committee substantially increased Mr. Krzanich’s target compensation in 2015, reflecting the company’s strong 2014 results as well as Mr. Krzanich’s continued development in the CEO position. The 2015 increase improved Mr. Krzanich’s competitive position, however, his compensation remains below the median for his position among the peer group of companies.

BUSINESS PERFORMANCE AND PAY

While 2015 started with challenges in PC market demand, as well as macroeconomic and currency conditions, we finished the year strong. Our steady financials demonstrate a strategy that is working and providing a solid foundation for growth.

	2015	2014	Change
Net Revenue	$55.4 billion	$55.9 billion	(1)%
Gross Margin	62.6%	63.7%	(1.1) points
Operating Income	$14.0 billion	$15.3 billion	(9)%
Net Income	$11.4 billion	$11.7 billion	(2)%
Diluted Earnings Per Share	$2.33	$2.31	1%

42	2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Stockholder Engagement and the 2015 “Say on Pay” Vote

For 2015, our net revenue of $55.4 billion was down 1% from 2014, operating income of $14.0 billion was down 9% from 2014, and diluted earnings per share of $2.33 were up 1% from 2014. CCG net revenue was down 8% as we continued to see weakness in the macroeconomic environment and, in particular, the PC market as we were coming off of a strong growth rate in the second half of 2014 with the Microsoft Windows XP refresh. We continue to see growth in DCG, with net revenue up 11% and platform unit sales and average selling prices up 8% and 3%, respectively. Gross margin of 63% was down approximately one point from 2014, driven by higher platform unit costs on 14nm and lower platform unit sales. The cash generation from our business remained strong, with cash from operations of $19.0 billion in 2015. During 2015, we purchased $7.3 billion of capital assets, down $2.8 billion from 2014. We also returned cash to stockholders by both paying $4.6 billion in dividends and repurchasing $3.0 billion of common stock through our stock repurchase program. We ended the year with an investment portfolio of $25.3 billion, up approximately $11.3 billion from a year ago. That investment portfolio consisted of cash and cash equivalents, short-term investments, and trading assets. We issued approximately $9.5 billion of long-term debt to finance our acquisition of Altera in Q1 2016. Effective in Q1 2016, our annual dividend increased $0.08 to $1.04 per share and our Board of Directors declared a quarterly cash dividend of $0.26 per share of common stock.

TSR for the fiscal year ended in 2015 was down 4%. We achieved record net revenue for Q4 2015 of $14.9 billion, up 1% from Q4 2014. We continue to see our business evolve as we execute on our strategy to leverage the “Virtuous Cycle of Growth.”

Because the majority of our executive compensation is tied to company performance, most of our listed officers saw a slight decrease in compensation for 2015 compared to 2014, reflecting the business environment. The annual incentive cash plan, based on the financial and operational performance for 2015, resulted in a corporate average payout of 94.3% of annual incentive cash target, as compared with the 2014 payout of 122% of annual incentive cash target. The decrease in these payouts accounts for the majority of the year-over-year decrease in compensation for most of our listed officers.

Stockholder Engagement and the 2015 “Say on Pay” Vote

In 2015, the percentage of votes cast “For” our advisory “say on pay” resolution to approve our executive compensation rose to approximately 96%, up from approximately 94% in 2014. We have a program of stockholder outreach during the first quarter of each year, including 2015; this outreach occurs prior to the distribution of our annual proxy statement materials and is focused on executive compensation, stockholder proxy statement proposals, and corporate governance topics. Based on our discussions with stockholders in 2015, we believe that the increase in “say on pay” support between 2014 and 2015 was primarily the result of our increased efforts to hold executive officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. The Board believes that our 2015 “say on pay” results and the positive input received through our engagement efforts are an affirmation of the structural soundness of our executive compensation programs. During the last several months of 2015, and prior to the date of this proxy statement in 2016, we pursued multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders, and therefore, no significant changes have been made to the executive compensation programs for 2016 based on the 2015 “say on pay” results.

43

COMPENSATION DISCUSSION AND ANALYSIS  ■  2015 Compensation of Our Listed Officers

2015 Compensation of Our Listed Officers

PERFORMANCE AND INCENTIVE PAY FOR 2015

Intel’s Compensation Committee has designed the key elements of Intel’s executive compensation programs to support what it considers to be the programs’ primary objective: the creation of sustained, long-term value for our stockholders. To achieve this objective, management must execute on our operational goals over time to deliver growth in both revenue and earnings on an absolute and relative basis. The committee believes that by establishing a strong pay-for-performance philosophy, executive compensation will be sensitive to and aligned with the long-term value that is created for stockholders.

Our executive compensation programs are periodically adjusted over time so that they support Intel’s business goals and promote both near- and long-term profitable growth of the company. As illustrated below, approximately 92% of targeted total direct compensation for Mr. Krzanich in 2015 was “at risk,” consisting of approximately 68% equity, and 24% incentive cash. Only 8% of his compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and the company and business unit results. An average of approximately 89% of targeted total direct compensation for the other listed officers in 2015 was “at risk,” consisting of approximately 66% equity, and 23% incentive cash.

[1]	Does not include “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” or “All Other Compensation” as included in the Summary Compensation Table on page 57.

The majority of executive compensation for our listed officers is delivered through programs that link pay realized by executive officers with financial and operational results, and with TSR. Variable cash compensation payouts under our annual incentive cash plan were based on measures of relative financial performance, absolute financial performance, company performance relative to operational goals, and individual performance. Equity-based compensation consists of “at risk” OSUs and RSUs, which align compensation with the long-term interests of Intel’s stockholders by focusing our listed officers on both absolute and relative TSR. As a result, total compensation for each listed officer varies with both individual performance and Intel’s performance in achieving financial and non-financial objectives. The following chart

44	2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2015 Compensation of Our Listed Officers

shows the allocation of the listed officers’ total direct compensation paid or granted for 2015, reflecting the extent to which their total direct compensation consists of performance-based compensation.

2015 INCENTIVE COMPENSATION PAYOUTS

INCENTIVE CASH COMPENSATION

Incentive cash payouts for 2015 were down compared with 2014, because Intel’s financial results were down and operational performance scores were lower. The corporate average payout percentage under the annual incentive cash plan for 2015 was 94.3% of the annual incentive cash target, compared with 122% in 2014. The link between our financial performance and the listed officers’ annual incentive cash plan is illustrated in the following graph, which shows how the average annual incentive cash payments have varied based on Intel’s net income results.

INCENTIVE EQUITY COMPENSATION

For the January 2012 through January 2015 performance period, OSUs vested at 146.2%, reflecting that Intel’s TSR was 9.3% above the peer group median TSR over the performance period. Total payout, including dividend equivalents accrued on earned shares as a result of our strong record in returning value to stockholders through our dividend policy, was 158% of target. These payouts are reported in the Stock Option Exercises and Stock Vested in Fiscal Year 2015 table on page 62.

45

COMPENSATION DISCUSSION AND ANALYSIS  ■  2015 Compensation of Our Listed Officers

ALIGNMENT OF PRINCIPAL ELEMENTS OF PAY FOR PERFORMANCE

The principal elements of our pay-for-performance philosophy include a clear and concise pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability), as evidenced by the following program components:

■

Our pay positioning strategy generally targets the 50th to 65th percentile of our peer group for total target direct compensation, given our desire to compensate our executive officers based upon performance, and fairly balancing internal pay equity considerations among executive roles. The committee also believes that in our industry, where the competition for executive talent is significant, a 50th to 65th percentile target is critical to attract, retain, and reward executive talent.

■

Total executive compensation opportunities are designed so that a significant portion is variable or “at risk,” with value derived from company business performance and stock price performance over the long term.

■

To further align our executive officers’ interests with those of our stockholders, the committee has structured compensation so that the proportion of variable cash and equity-based pay increases with higher levels of responsibility.

■	By using financial measures such as net income growth and relative TSR, our incentive plans provide a clear and quantifiable link to the creation of long-term stockholder value.

■

To further link the long-term interests of management and stockholders, Intel has established stock ownership guidelines that specify an amount of shares that executive officers must accumulate and hold.

In 2015, the Compensation Committee requested that Farient assess the relationship between our CEO’s compensation and long-term performance for our stockholders. In addition to conducting a number of pay-for-performance tests typically relied upon by proxy advisors, Farient used its pay-for-performance alignment model to test the alignment of our CEO’s average annualized performance-adjusted compensation (which includes salary, actual annual incentive cash payments, and the performance-adjusted value of long-term incentives) and performance, as indicated by TSR, over time. In doing so, Farient compared our CEO’s average annualized performance-adjusted compensation over successive three-year rolling periods to our compound annual TSR for the same three-year rolling periods and tested the results against the companies in our peer group (excluding Amazon, Apple, Google, Oracle, and Microsoft, which Farient determined are affected by founder CEO pay practices or are skewed by mega-grant equity awards to the CEO in a particular year resulting in an outlier situation).

As indicated by the chart below, Farient determined that there is a strong relationship between our CEO’s average annualized performance-adjusted compensation and our company’s TSR. Specifically, when our TSR is higher, our CEO performance-adjusted compensation is higher, and conversely, when our TSR is lower, our CEO performance-adjusted compensation is lower. In addition, Farient’s analysis indicated that our CEO’s average annual performance-adjusted compensation, considering our company’s size and the performance we delivered, has been and continues to be reasonable. Farient considers performance-adjusted compensation to be reasonable for companies that generally pay CEOs, on a performance-adjusted basis, below the upper boundary of a competitive pay range that Farient deems to be acceptable for the performance achieved based on a company’s size, peer group pay practices, and performance.

46	2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2015 Compensation of Our Listed Officers

Overall, Farient concluded that the alignment model for our company shows a strong relationship between pay and performance compared to our modified peer group, as well as companies in the S&P 500 Index.

INTEL’S COMPENSATION BEST PRACTICES

Intel has long employed a number of practices that reflect the company’s compensation philosophy:

✓ WHAT WE DO	✗ WHAT WE DON’T DO

✓ Performance-based compensation that uses a variety of performance measures and performance periods

✓ Robust stock ownership guidelines for all executive officers

✓ Clawback policy that applies to our annual incentive cash plan and equity incentive plan

✓ Annual stockholder “say on pay” vote and biennial vote on equity compensation plan

✓ Independent Compensation Committee and independent compensation consultant

✓ Annual compensation review and risk assessment

✓ Limit on maximum incentive payouts

✗ No change in control arrangements

✗ No tax gross-ups except for business expenses such as relocation costs

✗ No special retirement benefits for executive officers

✗ Prohibit executives and directors from engaging in hedging of Intel stock

✗ No liberal share recycling under the equity incentive plans

✗ No tax gross-ups

✗ No accelerated vesting of equity for listed officers except for death, disability, or retirement

✗ No repricing or exchange of underwater options without stockholder approval and no extension of option terms

2015 CASH COMPENSATION

In 2015, the Compensation Committee changed cash compensation targets for three of our listed officers, as shown in the tables below. Mr. Krzanich’s total pay remains below the median of our peer group. Mr. Holt’s and Mr. Smith’s salary and annual cash target amounts were increased to maintain their competitive position relative to peer pay. After reviewing market data and considering other factors, the Committee determined not to change Mr. Bryant’s or Ms. James’ cash compensation.

47

COMPENSATION DISCUSSION AND ANALYSIS  ■  2015 Compensation of Our Listed Officers

BASE SALARY

The table below shows the annual base salary for our listed officers in 2015, as compared with 2014.

Name	2015 Base Salary ($)	2014 Base Salary ($)	% Change 2015 vs. 2014
Brian M. Krzanich	1,100,000	1,000,000	10%
Andy D. Bryant	790,000	790,000	—
Stacy J. Smith	775,000	673,000	15%
William M. Holt	650,000	641,000	1%
Renée J. James	850,000	850,000	—

ANNUAL INCENTIVE CASH PLAN TARGETS AND PAYMENTS

The table below shows the target annual incentive for our listed officers under our annual incentive cash plan in 2015, as compared with 2014.

Name	2015 Annual Incentive Cash Target Amount ($)	2014 Annual Incentive Cash Target Amount ($)	% Change 2015 vs. 2014
Brian M. Krzanich	3,500,000	2,392,200	46%
Andy D. Bryant	1,452,000	1,452,000	—
Stacy J. Smith	1,800,000	1,293,000	39%
William M. Holt	1,081,500	1,050,000	3%
Renée J. James	2,033,300	2,033,300	—

The amount earned under our annual incentive cash plan equals a participant’s target amount multiplied by the weighted average performance under absolute financial, relative financial, and operational components, and adjusted upward or downward based on individual performance.

The Compensation Committee assigned a 50% weighting to operational performance because it views operational excellence and technological leadership as ultimately driving superior financial performance. Operational performance for business unit leaders is based on business-unit-specific goals in order to drive a sharper focus on key strategic initiatives, increase visibility into those initiatives, and enhance accountability. For corporate level officers, operational performance is based on the average of the nine business units’ scores. All operational performance goals are subject to adjustment based on a corporate-level goal that for 2015 related to diversity hiring and retention.

48	2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  2015 Compensation of Our Listed Officers

Following the end of fiscal 2015, the Compensation Committee reviewed and certified the annual incentive cash plan performance results and determined the final cash payouts. Payouts may be adjusted upward or downward based on individual performance, but the committee did not make any such adjustments for the listed officers for 2015.

For 2015, the plan’s formula yielded an annual incentive cash payout of 94.3% of target, calculated as shown below, for all listed officers except Mr. Holt, based on the corporate average performance on the operational components. Mr. Holt’s award is based on the operational performance goals established for the Technology and Manufacturing Group, which he leads. Mr. Holt’s annual incentive cash payout was at 93.7% of target. For more information on how the three performance components are measured and on the plan’s formula, see the discussion in “Executive Compensation; Grants of Plan-Based Awards in Fiscal Year 2015; Annual Incentive Cash” on page 61 of this proxy statement.

The diagram below illustrates the calculation of the annual incentive cash payout for 2015 and describes the factors affecting 2015 payouts.

The following table details the annual incentive cash payments for each listed officer for 2014 and 2015, reflecting the year-over-year changes resulting from the lower annual incentive cash payout for 2015 and the changes in the annual incentive cash target amounts discussed above.

Name	2015 Annual Incentive Cash Payment ($)	2014 Annual Incentive Cash Payment ($)	% Change 2015 vs. 2014
Brian M. Krzanich	3,301,700	3,221,400	2%
Andy D. Bryant	1,369,700	1,776,300	(23)%
Stacy J. Smith	1,698,000	1,581,800	7%
William M. Holt	1,013,000	1,179,500	(14)%
Renée J. James	1,918,100	2,487,400	(23)%

QUARTERLY INCENTIVE CASH PAYMENTS

The listed officers also participate in our company-wide quarterly incentive cash payments, which deliver cash compensation to employees based on Intel’s profitability. In 2015, quarterly incentive cash payments represented approximately 1% of the listed officers’ total direct compensation. Payouts are communicated as extra days of cash compensation, with executives typically receiving the same number of days of pay as

49

COMPENSATION DISCUSSION AND ANALYSIS  ■  2015 Compensation of Our Listed Officers

the company’s employees. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Payments earned in 2015 represented 16.5 days of compensation per employee, including our listed officers, down from 17.8 days in 2014. The payouts included one day of compensation in each of 2015 and 2014 resulting from Intel’s achievement of its customer satisfaction goals.

2015 ANNUAL EQUITY AWARDS

The table below shows the annual equity award values approved by the committee for our listed officers in 2015, as compared with annual equity award values approved in 2014. In 2015, annual awards to the listed officers were composed of approximately 60% OSUs and 40% RSUs by approved value; in 2014, the committee ceased granting stock options to our executives. Amounts reported in the Summary Compensation Table and the Grants of Plan-Based Awards table on pages 57 and 60 differ from the approved values due primarily to changes in our stock price between the date the committee approved awards and the date they were actually granted. In addition, the fair value of an RSU for accounting purposes is discounted for the present value of dividends that are not paid on RSUs prior to vesting.

Name	2015 Approved Value of Annual Equity Awards ($)	2014 Approved Value of Annual Equity Awards ($)	% Change 2015 vs. 2014
Brian M. Krzanich	10,000,000	6,900,000	45%
Andy D. Bryant	4,680,000	4,680,000	—
Stacy J. Smith	4,500,000	4,500,000	—
William M. Holt	3,750,000	4,500,000	(17)%
Renée J. James	5,865,000	5,865,000	—

In establishing annual equity awards for the listed officers, the Compensation Committee generally considers each officer’s individual performance in the prior year and expected future contributions.

For 2015, the committee increased Mr. Krzanich’s target award value by 45%, consistent with the strategy to bring his compensation to market over time while emphasizing performance-based compensation vehicles. Mr. Krzanich’s compensation package remains below the median for his position among the peer companies.

Mr. Bryant’s and Ms. James’ 2015 equity award values were unchanged from their 2014 approved values. For annual grants to Messrs. Smith and Holt, management prepared a matrix of grant values based on grade level and performance tier. Mr. Krzanich recommended and the committee approved grants set between the highest and second-highest performance tiers for Mr. Smith, based on his individual performance, the performance of the Finance and Information Technology groups he leads, and in recognition of the rapidly moving competitive market for senior financial talent. In July, at the Compensation Committee’s request in light of the rapidly moving market and several high-profile CFO hires among companies comparable to Intel, a mid-year competitive analysis was prepared, resulting in Mr. Krzanich recommending, and the committee approving, an additional stock grant to Mr. Smith. Together, Mr. Smith’s two 2015 equity grants have the same approved value as his 2014 equity award approved value. Mr. Krzanich recommended and the committee approved grants at the second-highest tier for Mr. Holt, based on his individual performance and the performance of the Technology and Manufacturing Group he leads.

OSU AWARDS

For 2015, approximately 60% of the total value of the listed officers’ annual equity awards was made in the form of OSUs. OSUs are variable performance-based RSUs under which the number of shares of Intel common stock received following vesting is based on Intel’s TSR performance measured against the median TSR of a technology peer group of companies over a three-year performance period. TSR is a measure of stock price appreciation plus any dividends payable during the performance period for the OSUs. The committee elected to use OSUs as the primary equity vehicle for listed officers because the

50	2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

OSUs reflect a balance between the characteristics of stock options and those of RSUs: They are performance-based and present significant upside potential for superior stock price performance comparable to that of stock options, but they share some attributes of traditional RSUs by offering the potential for some value to the recipient even if the stock price declines over the three-year performance period, which limits the excessive risk-taking that may be encouraged by “all or nothing” performance awards.

Performance is measured over the 36 months following the grant date and OSUs convert into shares in the 37th month (generally, in February). Additionally, there is a minimum threshold performance that must be met before any shares will be issued: If Intel’s TSR is more than 25 percentage points below the median TSR of the technology peer group, the threshold is not met, and no shares will be issued. For more information on how OSUs are earned, see the narrative following the Grants of Plan-Based Awards table in “Executive Compensation.”

RSU AWARDS

For 2015, approximately 40% of the total value of the listed officers’ annual grant of equity awards was made in the form of RSUs. RSUs are intended to retain executive officers and reward them for absolute long-term stock price appreciation while providing some value to the recipient even if the stock price declines. RSUs also serve to balance the riskier nature of OSUs and provide a significant incentive to stay with the company. As with RSUs granted in 2014, awards granted to the listed officers in 2015 will vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting of RSUs helps offset the 37-month cliff vesting of the OSUs.

Other Aspects of Our Executive Compensation Programs

INTEL’S COMPENSATION FRAMEWORK

The Compensation Committee determines the compensation for our executive officers. It also considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Farient served as the committee’s independent advisor for 2015. During 2015, Farient’s work with the Compensation Committee included advice and recommendations on:

■	total compensation philosophy;

■	program design, including program goals, components, and metrics;

■	compensation trends in the technology sector and in the general marketplace for senior executives;

■	regulatory trends;

■	the compensation of the CEO and the other executive officers; and

■	stockholder engagement efforts.

The Compensation Committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. The CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself and the Chairman of the Board, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from compensation surveys. The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. He then bases his evaluation on his knowledge of the executive officer’s performance, a self-assessment completed by the executive officer, and input from

51

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

employees who report directly to the executive officer. Intel’s Senior Vice President of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine the compensation recommendations.

Annual performance reviews of the CEO and of the Chairman are developed by the independent directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the independent directors, the Chairman, and senior management. The CEO also submits a self-assessment focused on pre-established objectives agreed upon with the Board. The independent directors meet as a group in executive sessions to prepare the review, which is completed and presented to the CEO. The Compensation Committee uses this evaluation to determine the CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for the CEO and other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

■	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

■	Execution. How well does the executive officer execute strategies and plans?

■	Leadership Capability. How well does the executive officer lead and develop the organization and people?

EXTERNAL COMPETITIVE CONSIDERATIONS FOR 2015

To assist the Compensation Committee in its review of executive compensation for 2015, Intel’s Compensation and Benefits Group provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selected as a peer group for executive compensation analysis purposes. This historical compensation data was adjusted to arrive at current-year estimates for the peer group. The committee used this data to compare the compensation of our listed officers to that of the peer group.

The peer group for 2015 included the 15-company technology peer group and 10 S&P 100* companies outside the technology industry. When the peer group was created in 2007, the committee chose companies from the S&P 100 that resembled Intel in various respects, such as those that made significant investments in research and development and/or had substantial manufacturing and global operations. The committee also selected companies whose three-year averages for revenue, net income, and market capitalization approximated Intel’s. The peer group includes companies with which Intel competes for employees and the companies that Intel uses for measuring relative financial performance for annual incentive cash payments.

52	2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

The table below shows information for our 2015 technology peer group and peers selected from the S&P 100:

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)	Market Capitalization on March 3, 2016 ($ in billions)
Intel 2015	12/26/15	55.4	11.4	144.46
Intel 2015 Percentile		53%	73%	57%
Technology Peer Group
Amazon.com	12/31/15	107.0	0.6	271.91
Apple Inc.	9/26/15	233.7	53.4	562.77
Applied Materials, Inc.	10/25/15	9.7	1.4	22.19
Cisco Systems, Inc.	7/25/15	49.2	9.0	135.21
eBay Inc.	12/31/15	8.6	1.7	28.22
EMC Corporation	12/31/15	24.7	2.0	51.14
Google Inc.	12/31/15	75.0	15.8	503.58
HP Inc.	10/31/15	103.4	4.6	19.18
International Business Machines Corporation	12/31/15	81.7	13.2	133.68
Microsoft Corporation	6/30/15	93.6	12.2	414.05
Oracle Corporation	5/31/15	38.2	9.9	159.18
Qualcomm Incorporated	9/27/15	25.3	5.3	78.30
Texas Instruments Incorporated	12/31/15	13.0	3.0	55.66
TSMC Limited[1]	12/31/15	26.6	9.7	127.37
Western Digital Corporation	7/3/15	14.6	1.5	11.33
S&P 100 Peer Group
AT&T Inc.	12/31/15	146.8	13.3	233.68
The Dow Chemical Company	12/31/15	48.8	7.7	55.41
General Electric Company	12/31/15	117.4	(6.1)	285.21
Johnson & Johnson	1/3/16	70.1	15.4	295.09
Merck & Co., Inc.	12/31/15	39.5	4.4	145.54
Pfizer Inc.	12/31/15	48.9	7.0	184.53
Schlumberger Limited	12/31/15	35.5	2.1	93.92
United Parcel Service, Inc.	12/31/15	58.4	4.8	88.70
United Technologies Corporation	12/31/15	56.1	7.6	80.40
Verizon Communications Inc.	12/31/15	131.6	17.9	211.35

[1]	Data set forth for TSMC Limited is based on unaudited financial information.

In mid-2015, eBay Inc. spun off its PayPal business, and in late 2015, HP Inc. completed a spin-off and is now two companies, HP Inc. and HP Enterprise. Therefore, for 2016, we have made changes to the technology peer group. We retained both companies resulting from the HP spin-off (i.e., both HP Inc. and HP Enterprise) and we added Facebook, Inc. and Micron Technology, Inc. We removed eBay Inc. (because the spin-off of PayPal leaves the remaining company too small to be comparable to a company of Intel’s size), Western Digital (because it was determined that Micron is more comparable to Intel’s size), and EMC (because it has been acquired by Dell Inc.).

POST-EMPLOYMENT COMPENSATION ARRANGEMENTS

Intel does not provide change in control benefits to executive officers. Intel provides limited post-employment compensation arrangements to executive officers, including the listed officers, consisting of:

■	An employee-funded 401(k) savings plan;

■	A discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is intended to be tax-qualified and available to most U.S. employees;

■	A non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees; and

■	Retirement acceleration provisions for equity awards.

53

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

The company-funded pension plan was closed to new hires starting January 1, 2011.

The Compensation Committee allows the listed officers to participate in these plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The terms governing the retirement or deferred compensation benefits under these plans for the executive officers are the same as those available to other eligible employees in the United States.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. Instead, Intel’s contribution consists of a discretionary cash contribution determined annually by the committee for executive officers, and by the CEO for other employees. These contribution percentages have historically been the same for executive officers and other employees but are made to different plans depending on employee grade level and start date.

For 2015, Intel’s discretionary contribution (including allocable forfeitures) for eligible U.S. employees, including executive officers, in the applicable plan equaled 5% of eligible salary (which included annual and quarterly incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Effective January 1, 2015, plan assets contributed for U.S. participants and discretionary employer contributions are participant-directed.

PERSONAL BENEFITS

Intel provides perquisites to executive officers when the Compensation Committee determines that such arrangements are appropriate and consistent with Intel’s business objectives. In 2015, Intel offered the listed officers certain financial planning services and provided security arrangements for certain listed officers. In addition, in 2015, our Board of Directors determined to enhance the personal security for our CEO in response to specific job-related situations. We do not consider these additional security measures to be a personal benefit for Mr. Krzanich, but rather appropriate expenses for the benefit of Intel that arise out of his employment and are necessary to his job performance. Intel also provides matching charitable contributions for all employees of up to $10,000.

OTHER AGREEMENTS

On July 1, 2015, the company entered into a Transition Agreement with then President James, pursuant to which she agreed to remain in her position until January 29, 2016 in exchange for $4 million.

CORPORATE OFFICER STOCK OWNERSHIP GUIDELINES

Because the Compensation Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. These guidelines specify the number of shares that Intel’s corporate officers must accumulate and hold within five years of appointment or promotion. Unvested OSUs and RSUs and unexercised stock options do not count toward satisfying these ownership guidelines. In 2014, the company decided to extend the ownership guidelines to include more than 350 of our senior leaders as well as our corporate officers.

As of December 26, 2015, each of Intel’s listed officers had satisfied these ownership guidelines, or still has time to do so.

54	2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ■  Other Aspects of Our Executive Compensation Programs

The following table lists the specific ownership requirements.

Title	Minimum Number of Shares
CEO	250,000
Executive Chairman & President	150,000
CFO	125,000
Executive Vice President	100,000
Senior Vice President	65,000
Corporate Vice President	35,000
Other VPs, Intel Fellows, and Senior Leaders	5,000 to 10,000

INTEL POLICIES REGARDING DERIVATIVES OR “SHORT SALES”

Intel prohibits directors, listed officers, and other senior employees from investing in any derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock. This policy does not restrict ownership of company-granted awards, such as OSUs, RSUs, employee stock options, and publicly traded convertible securities issued by Intel.

INTEL POLICIES REGARDING CLAW-BACKS

Both Intel’s 2014 Annual Performance Bonus program (formerly the 2007 Executive Officer Incentive Plan), under which annual incentive cash payments are made, and Intel’s 2006 Equity Incentive Plan, under which OSUs and RSUs are granted, include provisions for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that those amounts had been inflated due to financial results that later had to be restated. The 2006 Equity Incentive Plan in addition provides that the Compensation Committee must first determine that the applicable executive officer engaged in conduct contributing to the reason for the restatement.

TAX DEDUCTIBILITY

Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (excluding the CFO). To maintain flexibility and promote simplicity in administration, compensation arrangements such as OSUs, RSUs, and annual and quarterly incentive cash payments may not satisfy the conditions of Section 162(m) of the tax code and therefore may not be deductible.

55

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Brian M. Krzanich, and our Chief Financial Officer, Stacy J. Smith. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2015 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee

David S. Pottruck, Chairman

John J. Donahoe

David B. Yoffie

56	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table lists the annual compensation for fiscal years 2015, 2014, and 2013 of our CEO, Chairman, CFO, and our other most highly compensated executive officers in 2015 (referred to as listed officers).

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)	Total ($)
Brian M. Krzanich	2015	1,100,000	—	9,799,000	—	3,454,700	—	279,800	14,633,500
Chief Executive Officer	2014	1,000,000	500	6,658,700	—	3,354,400	22,000	161,800	11,197,400
	2013	887,500	—	5,273,300	1,310,500	1,866,600	—	215,700	9,553,600
Andy D. Bryant	2015	790,000	—	4,585,700	—	1,456,000	—	132,800	6,964,500
Chairman of the Board	2014	790,000	500	4,512,500	—	1,870,500	267,000	102,000	7,542,500
	2013	760,000	—	3,451,000	894,500	1,222,400	—	108,000	6,435,900
Stacy J. Smith	2015	775,000	—	4,388,900	—	1,790,800	—	139,600	7,094,300
Executive Vice President	2014	673,000	500	4,338,900	—	1,663,400	183,000	106,300	6,965,100
and Chief Financial Officer	2013	650,000	—	3,711,000	894,500	1,093,100	—	111,000	6,459,600
William M. Holt[1]	2015	650,000	—	3,675,000	—	1,081,400	25,000	95,000	5,526,400
Executive Vice President, General Manager, Technology & Manufacturing Group	2014	641,000	500	4,338,900	—	1,252,800	288,000	78,700	6,599,900
Renée J. James[2]	2015	850,000	—	5,752,300	—	2,021,600	—	184,200	8,808,100
Former President	2014	850,000	500	5,660,200	—	2,600,400	74,000	181,900	9,367,000
	2013	775,000	—	4,511,800	1,107,700	1,492,400	—	142,800	8,029,700

[1]	Mr. Holt was not a listed officer in 2013. In February 2016, Mr. Holt announced his retirement from Intel, effective June 2016.

[2]	Ms. James retired from the company in January 2016.

[3]

In 2015 the following listed officers had a loss in pension value of the following amounts: Mr. Bryant ($18,000), Mr. Smith ($7,000), and Ms. James ($1,000). Mr. Krzanich’s pension value did not change.

Total Compensation. Total compensation for listed officers as reported in the Summary Compensation Table increased an average of 3.3% from 2014 to 2015.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), of grants of stock options and stock awards to each of the listed officers in the years shown.

The grant date fair values of OSUs are provided to us by Radford, an Aon Hewitt Consulting company, using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the average of the high and low trading prices of Intel common stock on the grant date and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs. We calculated the grant date fair value of stock options for 2013 using the Black-Scholes option pricing model.

57

EXECUTIVE COMPENSATION  ■  2015 Summary Compensation

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2015, 2014, and 2013 on a grant-date by grant-date basis.

	Assumptions
Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)
1/24/2013	25	5.2	0.7	4.3
5/16/2013	23	5.2	0.7	3.7
1/23/2014	23	n/a	0.6	3.6
1/23/2015	27	n/a	0.7	2.6
7/22/2015	n/a	n/a	0.6	3.4

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table include annual incentive cash payments made under the annual incentive cash plan and quarterly incentive cash payments. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments ($)	Quarterly Incentive Cash Payments ($)	Total Incentive Cash Payments ($)
Brian M. Krzanich	2015 2014 2013	3,301,700 3,221,400 1,752,100	153,000 133,000 114,500	3,454,700 3,354,400 1,866,600
Andy D. Bryant	2015 2014 2013	1,369,700 1,776,300 1,139,300	86,300 94,200 83,100	1,456,000 1,870,500 1,222,400
Stacy J. Smith	2015 2014 2013	1,698,000 1,581,800 1,020,800	92,800 81,600 72,300	1,790,800 1,663,400 1,093,100
William M. Holt[1]	2015 2014	1,013,000 1,179,500	68,400 73,300	1,081,400 1,252,800
Renée J. James	2015 2014 2013	1,918,100 2,487,400 1,394,000	103,500 113,000 98,400	2,021,600 2,600,400 1,492,400

[1]	Mr. Holt was not a listed officer in 2013.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. The actuarial present value of the benefit that the listed officers have in the tax-qualified pension plan arrangement, which offsets the non-qualified pension plan benefit, decreased or remained flat as of the 2015 fiscal year-end compared with the 2014 fiscal year-end value (other than Mr. Holt’s), and accordingly is reported as zero pursuant to SEC rules. Since the benefit is a fixed dollar amount payable at assumed retirement age 65, year-to-year differences in the present value of the accumulated benefit arise mainly from changes in the interest rate used to calculate present value and the participant’s age approaching 65. The listed officers had an overall decrease or stayed flat in 2015 (reported as zero pursuant to SEC rules) because the interest rate used to calculate present value increased from approximately 3.8% for 2014 to approximately 4.0% for 2015. They had an overall increase in 2014 because the interest rate used to calculate present value decreased from approximately 4.8% for 2013 to approximately 3.8% for 2014.

58	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  2015 Summary Compensation

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation Table include tax-qualified discretionary company contributions credited under the retirement contribution component of the 401(k) savings plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan, matching charitable contributions from the Intel Foundation, payments made in connection with listed officer financial planning, and payments for security arrangements, as detailed in the table below. Amounts included in the “Retirement Plan Contributions” column become payable only upon the earliest to occur of retirement, termination, disability, or death (receipt may be deferred following retirement or termination but no later than reaching age 70 1/2). Amounts included in the “Deferred Compensation Plan Contributions” column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made in the calendar year before the calendar year in which that compensation is deferred.

Name	Year	Retirement Plan Contributions ($)	Deferred Compensation Plan Contributions ($)	Financial Planning ($)	Security Arrangements ($)	Total All Other Compensation ($)
Brian M. Krzanich	2015	13,300	210,100	16,800	39,600	279,800
	2014	13,000	132,500	16,300	—	161,800
	2013	12,800	121,200	16,700	65,000	215,700
Andy D. Bryant	2015	13,300	119,500	—	—	132,800
	2014	13,000	89,000	—	—	102,000
	2013	12,800	95,200	—	—	108,000
Stacy J. Smith	2015	13,300	109,000	17,300	—	139,600
	2014	13,000	76,500	16,800	—	106,300
	2013	12,800	82,300	15,900	—	111,000
William M. Holt[1]	2015	13,300	81,700	—	—	95,000
	2014	13,000	65,700	—	—	78,700
Renée J. James	2015	13,300	158,900	—	12,000	184,200
	2014	13,000	105,900	—	63,000	181,900
	2013	12,800	89,000	—	41,000	142,800

[1]	Mr. Holt was not a listed officer in 2013.

59

EXECUTIVE COMPENSATION  ■  Grants of Plan-Based Awards in Fiscal Year 2015

Grants of Plan-Based Awards in Fiscal Year 2015

The following table presents equity awards granted under the 2006 Equity Incentive Plan and awards granted under our annual incentive cash plan and quarterly incentive cash payments in 2015. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock Awards” column reflect the grant date fair value of grants of stock awards determined under accounting standards applied by Intel, as discussed above.

Grants of Plan-Based Awards in Fiscal Year 2015 Table

				Estimated Future Payouts under Non- Equity Incentive Plans		Estimated Future Payouts under Equity Incentive Plans[1]			All Other Stock Awards: Number of Shares of	Grant Date Fair Value
Name	Grant Date	Approval Date	Award Type	Target ($)[2]	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	of Stock Awards ($)[3]
Brian M. Krzanich	1/23/2015	1/21/2015	OSU			—	121,160	242,320		5,968,300
	1/23/2015	1/21/2015	RSU						108,980	3,830,700
	1/23/2015	1/21/2015	Annual Cash	3,500,000	10,000,000
	1/23/2015	1/21/2015	Quarterly Cash	153,000
Andy D. Bryant	1/23/2015	1/21/2015	OSU			—	56,700	113,400		2,793,000
	1/23/2015	1/21/2015	RSU						51,000	1,792,700
	1/23/2015	1/21/2015	Annual Cash	1,452,000	10,000,000
	1/23/2015	1/21/2015	Quarterly Cash	86,300
Stacy J. Smith	1/23/2015	1/21/2015	OSU			—	47,250	94,500		2,327,500
	1/23/2015	1/21/2015	RSU						42,500	1,493,900
	7/22/2015	7/22/2015	RSU						20,950	567,500
	1/23/2015	1/21/2015	Annual Cash	1,800,000	10,000,000
	1/23/2015	1/21/2015	Quarterly Cash	92,800
William M. Holt	1/23/2015	1/21/2015	OSU			—	45,440	90,880		2,238,400
	1/23/2015	1/21/2015	RSU						40,870	1,436,600
	1/23/2015	1/21/2015	Annual Cash	1,081,500	10,000,000
	1/23/2015	1/21/2015	Quarterly Cash	68,400
Renée J. James	1/23/2015	1/21/2015	OSU			—	73,810	147,620		3,635,900
	1/23/2015	1/21/2015	RSU						60,210	2,116,400
	1/23/2015	1/21/2015	Annual Cash	2,033,300	10,000,000
	1/23/2015	1/21/2015	Quarterly Cash	103,500

[1]

The “Estimated Future Payouts under Equity Incentive Plans” columns represent the minimum, target, and maximum number of OSUs that upon converting to shares could be received by each listed officer, excluding dividend equivalents.

[2]

Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual incentive cash target, and the amounts reported as “Target” in the “Quarterly Cash” rows are the listed officer’s 2015 quarterly incentive payment. Actual 2015 annual incentive cash payments are reported under the heading “Non-Equity Incentive Plan Compensation” above.

[3]

The grant date fair value (computed in accordance with FASB ASC Topic 718) is generally the amount that Intel would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures. This does not represent the actual value that may be realized by a listed officer upon vesting of the award.

OSU Awards. OSUs granted to the listed officers in 2015 have a three-year performance period from the grant date, and a 37-month vesting schedule, meaning that the performance metrics are measured over the first 36 months, and the corresponding number of shares will vest in the 37th month. The number of shares of Intel common stock to be received at vesting will range from 0% to 200% of the target amount, based on the TSR of Intel common stock measured against the median TSR of the technology peer group over a three-year period. For OSUs granted to listed officers in 2015, the percentage rates at which OSUs convert into shares are as follows: if Intel’s TSR is within 1% of the peer group’s TSR, OSUs convert into shares at target; if Intel under-performs the technology peer group, the percentage at which the OSUs convert into shares will be reduced from 100% at a rate of 2-to-1 (a two-percentage-point reduction in units for each percentage point of under-performance), but if Intel’s TSR is more than 25 percentage points below the median TSR of the technology peer group, no shares will be issued and the OSUs will be forfeited; if Intel outperforms the technology peer group, the percentage at which the OSUs convert into shares will be increased from 100%, at a rate of 4-to-1 (a four-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. TSR is a measure of stock price appreciation plus any dividends paid during the performance period. Dividend equivalents are based on dividends that are payable over the vesting period only on the number of shares of Intel common stock earned, and they will be paid in the form of additional shares of Intel common stock.

RSU Awards. RSUs granted to the listed officers in 2015 will vest in substantially equal quarterly increments over three years from the grant date.

60	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  2015 Operational Goals

2015 Operational Goals

Annual Incentive Cash. Early in the year, the Compensation Committee sets each listed officer’s incentive cash target amount as part of the annual performance review and compensation adjustment cycle. After the end of the year, the incentive cash target amount is multiplied by the annual incentive cash payout percentage, which is based on a weighted average of three corporate performance components: an absolute financial component (25% weighting), a relative financial component (25% weighting), and an operational performance component (50% weighting).

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. Additional details on each component are provided below. This plan mirrors the broad-based plan for employees, with the added feature that the payout may be adjusted for individual performance.

■

Absolute Financial Component. The absolute financial component represents 25% of the annual incentive cash payout formula and is based on year-over-year growth of Intel’s net income. This component rewards executive officers for sustained performance. To determine absolute financial performance, Intel’s current-year net income was divided by Intel’s prior year net income. In 2015, Intel’s net income was 2.4% lower than in 2014, resulting in a score of 97.6% for this component, whereas Intel’s 2014 net income was 21.7% higher than the prior year.

■

Relative Financial Component. The relative financial component represents 25% of the annual incentive cash payout formula and is based on Intel’s year-over-year net income growth compared with net income growth of technology peer companies. This component rewards executive officers for how well Intel’s year-over-year net income growth performs compared with the broader technology market. To calculate Intel’s performance relative to the market comparator group, Intel’s year-over-year net income percentage change (expressed as a percentage from a base of 100%) was divided by the simple average of the total annual net income percentage change for the technology peer group companies other than Intel (again, expressed as a percentage from a base of 100%). In 2015, the scoring for the relative component was 95.8% for Intel’s performance relative to the market’s performance, a decrease compared with the 2014 relative score of 124.2%.

In applying the net income tests for both the absolute and relative financial components, the Compensation Committee may adjust Intel’s net income based on criteria determined by the committee, as described in the plan. However, the Compensation Committee did not apply any adjustments in evaluating Intel’s net income performance for 2015. The Compensation Committee also may include or exclude certain types of charges when determining the technology peer group’s net income results, similar to charges that may be included or excluded for purposes of determining Intel’s net income.

■

Operational Performance Component. The operational performance component represents 50% of the annual incentive cash payout formula and is based on specific operational goals that the Compensation Committee approves for each business unit within 90 days of the beginning of each year. This component rewards executive officers for achieving meaningful measures of performance based on performance in key areas, including financial performance, product development and launch roadmaps, manufacturing, cost and productivity improvements, and corporate responsibility and environmental sustainability. The operational goals established by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company. To drive focus and accountability at the business unit level, the committee approved the use of three to five specific operational performance goals for each of Intel’s nine operating business units. Employees in corporate level and administrative groups, including each of our listed officers other than Mr. Holt, are paid based on the average of the nine business units’ scores, subject to adjustment for performance against a corporate-level goal. Mr. Holt is paid using the results for the Technology and Manufacturing Group, which he heads. Achievement scores for the operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require a degree of subjective evaluation, and the weight assigned to particular goals is determined subjectively. The scoring for operational goals ranges from 0% to 125%, although achievement of the corporate level goal can result in a corporate level score above 125%. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management following the end of the performance period and are reviewed and approved by the Compensation Committee.

61

EXECUTIVE COMPENSATION  ■  Stock Option Exercises and Stock Vested in Fiscal Year 2015

Over the past five years, operational goals have scored between 90.1% and 122%, with an average result of 101.1%. The corporate average score on operational goals in 2015 was 92%, a decrease compared with 121.9% in 2014. This reflected strong goal achievements by the Intel Security Group, the New Devices Group and the Data Center Group, offset by below-target performance at other business groups. For 2015, the corporate level goal was focused on hiring and retention of diverse talent, which was achieved, increasing corporate level annual incentive cash payouts by 7% of target. As noted above, Mr. Holt’s annual incentive cash payout was based on the score achieved by the Technology and Manufacturing Group, which he leads.

Quarterly Incentive Cash Payments. Quarterly cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive a payment expressed as days of compensation based on 5% of net income divided by the current value of a worldwide day of compensation. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the Compensation Committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2015.

Stock Option Exercises and Stock Vested in Fiscal Year 2015

The following table provides information on stock option exercises and vesting of RSUs and OSUs during fiscal year 2015.

		OPTION AWARDS		STOCK AWARDS
Name	Grant Type	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)
Brian M. Krzanich	Option	301,547	4,161,000	—	—	4,161,000
	RSU	—	—	254,186	8,833,200	8,833,200
	OSU	—	—	89,581	3,045,800	3,045,800
Total		301,547	4,161,000	343,767	11,879,000	16,040,000
Andy D. Bryant	Option	—	—	—	—	—
	RSU	—	—	63,208	2,082,100	2,082,100
	OSU	—	—	89,581	3,045,800	3,045,800
Total		—	—	152,789	5,127,900	5,127,900
Stacy J. Smith	Option	—	—	—	—	—
	RSU	—	—	217,648	7,644,100	7,644,100
	OSU	—	—	89,581	3,045,800	3,045,800
Total		—	—	307,229	10,689,900	10,689,900
William M. Holt	Option	179,620	2,703,600	—	—	2,703,600
	RSU	—	—	139,035	4,836,900	4,836,900
	OSU	—	—	68,071	2,314,400	2,314,400
Total		179,620	2,703,600	207,106	7,151,300	9,854,900
Renée J. James	Option	253,243	3,474,000	—	—	3,474,000
	RSU	—	—	232,778	8,143,300	8,143,300
	OSU	—	—	89,581	3,045,800	3,045,800
Total		253,243	3,474,000	322,359	11,189,100	14,663,100

2012–2015 OSU Payout. In 2015, the three-year performance period ended for OSUs granted in 2012, and the committee certified the performance results. Payout was above target due to Intel’s total stockholder return (TSR) over the performance period. Intel’s TSR was 63.3%, above the 2012 Proxy Statement’s 13 technology peer group companies’ TSR of 54.0% by 9.3 percentage points. The 2012 OSUs paid out at 100% plus five percentage points for every percentage point that Intel’s TSR was above the median peer group TSR. Therefore, the OSUs were converted into earned units equal to 146.2% of target and, together with dividend equivalents accrued on the shares that were earned over the 37-month vesting period, were settled at 158% of target and are included in the table above.

62	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Outstanding Equity Awards at Fiscal Year-End 2015

Outstanding Equity Awards at Fiscal Year-End 2015

The following table provides information regarding outstanding equity awards held by the listed officers as of December 26, 2015. Unless otherwise specified, options vest at a rate of 25% per year on each of the first four anniversaries of the grant date and RSUs vest quarterly over the first three years from the grant date. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($34.98 on December 24, 2015) and the option exercise price, and multiplying it by the number of outstanding stock options. Market value for stock awards (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

	STOCK OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Brian M. Krzanich	1/17/2008	41,250	—	19.63	1/17/2018	633,200	1/24/2012	149,280	(2)	5,221,800	—	—
	1/23/2009	41,250	—	12.99	1/23/2019	907,100	1/24/2013	5,344		186,900	85,160	2,978,900
	1/22/2010	90,310	—	20.30	1/22/2017	1,325,800	5/16/2013	4,139		144,800	33,050	1,156,100
	1/22/2010	65,000	—	20.30	1/22/2020	954,200	1/23/2014	43,205		1,511,300	128,430	4,492,500
	1/24/2011	158,380	—	21.09	1/24/2018	2,199,900	1/23/2015	81,736		2,859,100	121,160	4,238,200
	1/24/2012	152,370	50,790	26.80	1/24/2019	1,661,800
	1/24/2013	161,290	161,290	21.06	1/24/2020	4,490,300
	5/16/2013	67,175	67,175	24.17	5/16/2020	1,452,300
Total		777,025	279,255			13,624,600		283,704		9,923,900	367,800	12,865,700
Andy D. Bryant	1/24/2011	207,110	—	21.09	1/24/2018	2,876,800	1/24/2013	5,344		186,900	85,160	2,978,900
	1/24/2012	152,370	50,790	26.80	1/24/2019	1,661,800	1/23/2014	31,109		1,088,200	83,870	2,933,800
	1/24/2013	161,290	161,290	21.06	1/24/2020	4,490,300	1/23/2015	38,251		1,338,000	56,700	1,983,400
Total		520,770	212,080			9,028,900		74,704		2,613,100	225,730	7,896,100
Stacy J. Smith	1/22/2010	45,000	—	20.30	1/22/2020	660,600	1/24/2012	149,280	(2)	5,221,800	—	—
	1/24/2011	51,778	—	21.09	1/24/2018	719,200	1/24/2013	5,344		186,900	85,160	2,978,900
	1/24/2012	50,790	50,790	26.80	1/24/2019	830,900	1/23/2014	29,909		1,046,200	80,650	2,821,100
	1/24/2013	80,645	161,290	21.06	1/24/2020	3,367,700	1/23/2015	31,876		1,115,000	47,250	1,652,800
							7/22/2015	19,205		671,800	—	—
Total		228,213	212,080			5,578,400		235,614		8,241,700	213,060	7,452,800
William M. Holt	1/24/2012	61,660	38,600	$26.80	1/24/2019	820,100	1/24/2012	74,640(2)		2,610,900	—	—
	1/24/2013	—	134,410	$21.06	1/24/2020	1,871,000	1/24/2013	4,453		155,800	70,970	2,482,500
							1/23/2014	29,909		1,046,200	80,650	2,821,100
							1/23/2015	30,653		1,072,200	45,440	1,589,500
Total		61,660	173,010			2,691,100		139,655		4,885,100	197,060	6,893,100
Renée J. James	1/24/2012	—	50,790	26.80	1/28/2017	415,500	1/24/2012	149,280(2)		5,221,800	—	—
	1/24/2013	—	161,290	21.06	1/28/2017	2,245,200	1/24/2013	5,344		186,900	85,160	2,978,900
	5/16/2013	—	34,425	24.17	1/28/2017	372,100	5/16/2013	2,122		74,200	16,940	592,600
							1/23/2014	36,726		1,284,700	109,170	3,818,800
							1/23/2015	45,158		1,579,600	73,810	2,581,900
Total		—	246,505			3,032,800		238,630		8,347,200	285,080	9,972,200

[1]

OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the vesting period (37 months following the grant date) will range from 50% to 200% of that target amount for 2013 OSUs and from 0% to 200% of that target amount for 2014 and 2015 OSUs. The actual conversion will depend upon Intel’s TSR performance versus the TSR benchmark over the applicable three-year performance period and will include the shares from dividend equivalents that are received on the final shares earned and vested. The dividend equivalents will pay out in the form of additional shares.

[2]	Retention RSUs have a four-year vesting schedule (20% in year two, 40% in year three, 40% in year four).

63

EXECUTIVE COMPENSATION  ■  Pension Benefits for Fiscal Year 2015

Pension Benefits for Fiscal Year 2015

The following table shows the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)
Brian M. Krzanich	Pension Plan	n/a	105,000
Andy D. Bryant	Pension Plan	n/a	2,079,000
Stacy J. Smith	Pension Plan	n/a	783,000
William M. Holt	Pension Plan	n/a	1,908,000
Renée J. James	Pension Plan	n/a	318,000

[1]

Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table. The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount received under the tax-qualified pension plan arrangement.

The U.S. Intel Minimum Pension Plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security-covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 26, 2015, none of the amounts included in the table above were associated with this component. Effective January 1, 2015, compensation earned and service accruals were frozen as of December 31, 2014 in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change reduces the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed single life annuity amount based on assumed retirement at age 65. The annual amount of this annuity is $11,700 for Mr. Krzanich, $165,000 for Mr. Bryant, $98,500 for Mr. Smith, $165,000 for Mr. Holt, and $41,200 for Ms. James.

Each participant’s benefit was set based on a number of elements, including his or her non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that consider age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise mostly from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the interest rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 16 to the financial statements in our Annual Report on Form 10-K for the year ended December 26, 2015. An officer who terminates service before age 65 can elect to receive their benefits at any time following termination of employment, but not later than age 65. If they work past age 65 then their benefits must start upon termination. Distributions before age 55 may be subject to a 10% federal penalty tax.

64	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Non-Qualified Deferred Compensation for Fiscal Year 2015

Non-Qualified Deferred Compensation for Fiscal Year 2015

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2015.

Name	Executive Contributions in Last Fiscal Year[1] ($)	Intel Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year[3] ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year[4] ($)	Aggregate Balance at Last Fiscal Year-End[5] ($)
Brian M. Krzanich	—	210,100	(13,400)	—	1,111,500
Andy D. Bryant	967,100	119,500	(109,900)	—	17,735,100
Stacy J. Smith	—	109,000	(56,300)	(1,548,700)	5,006,600
William M. Holt	—	81,700	(60,200)	—	6,771,900
Renée J. James	—	158,900	12,500	—	1,482,000

[1]	Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2015.

[2]

These amounts, which accrued during fiscal year 2015 and were credited to the participants’ accounts in 2016, are included in the Summary Compensation Table in the “All Other Compensation” column for 2015.

[3]	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.

[4]	Withdrawal and distribution amounts are not included in the Summary Compensation Table because these are payouts of prior years’ earnings and contributions.

[5]

These amounts are as of December 31, 2015 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2015 but were credited to the participants’ accounts in 2016. The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation Table for 2006 through 2014 (except for Mr. Smith, who was not a listed officer in 2006; Mr. Krzanich and Ms. James, who were not listed officers prior to 2012; and Mr. Holt, who was not a listed officer prior to 2014): Mr. Krzanich, $351,300; Mr. Bryant, $6,907,600; Mr. Smith, $4,265,400; Mr. Holt, $65,700; and Ms. James, $503,400.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. Each balance reported in the table above includes the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table above for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains and losses attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation Table over the life of the plan. The amounts in the table are as of December 31, 2015 and do not take into account any amounts that were accrued during fiscal year 2015 but were credited to the participants’ accounts in 2016.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)
Brian M. Krzanich	174,000	937,500
Andy D. Bryant	14,357,700	3,377,400
Stacy J. Smith	4,065,000	941,600
William M. Holt	5,665,700	1,106,200
Renée J. James	699,700	782,300

65

EXECUTIVE COMPENSATION  ■  Employment Contracts and Change in Control Arrangements

Intel’s non-qualified deferred compensation plan allows certain highly compensated employees, including executive officers, to defer up to 50% of their salary and up to 100% of their annual incentive cash payment. Effective January 1, 2016, the maximum salary deferral has been increased to 60% and the maximum annual incentive deferral has been reduced to 75%. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and quarterly incentive cash payments) earned in excess of the tax code covered compensation limit of $265,000 in 2015. Intel’s contributions are subject to the same vesting provisions as the retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All the listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service.

Employment Contracts and Change in Control Arrangements

All of Intel’s listed officers are employed at will without employment agreements (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a “change in control” of Intel. From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers generally have not been eligible for any of these programs or other severance payment arrangements, nor do we generally retain executive officers following retirement on a part-time or consultancy basis.

On July 1, 2015, the company entered into a Transition Agreement with then President James, pursuant to which she agreed to remain in her position until January 29, 2016 in exchange for $4 million.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards.” As noted above, we do not maintain arrangements for listed officers that are triggered by a change in control.

The tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether employment is terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables below assume that the listed officer left Intel effective December 26, 2015 (except as otherwise noted) and are based on the price per share of Intel common stock on the last trading day of the fiscal year ($34.98 on December 24, 2015). Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation[1] ($)	Pension Plan[1] ($)	Retirement Contribution Plan[1] ($)	401(k) Savings Plan[1] ($)	Medical Benefits[2] ($)	2015 Total ($)
Brian M. Krzanich	1,901,100	15,677,100	10,237,800	1,321,600	228,800	1,003,500	973,600	48,000	31,391,500
Andy D. Bryant	2,660,600	10,509,200	6,368,300	17,854,600	2,226,900	1,658,700	1,421,500	51,000	42,750,800
Stacy J. Smith	1,538,000	9,216,600	2,917,800	5,115,600	837,400	690,000	581,800	40,500	20,937,700
William M. Holt	2,186,700	9,167,300	504,400	6,853,600	1,994,200	1,573,600	1,259,300	61,500	23,600,600
Renée J. James	1,724,200	11,963,000	—	1,641,000	361,400	703,600	471,600	39,000	16,903,800

[1]

The deferred compensation, pension plan, retirement contribution plan, and 401(k) savings plan amounts assume the listed officer left Intel as of December 31, 2015. All other items are determined as of December 26, 2015.

[2]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

66	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION  ■  Other Potential Post-Employment Payments

Death or Disability

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation[1] ($)	Pension Plan[1] ($)	Retirement Contribution Plan[1] ($)	401(k) Savings Plan[1] ($)	Medical Benefits[2] ($)	2015 Total ($)
Brian M. Krzanich	3,386,800	22,789,600	10,237,800	1,321,600	228,800	1,003,500	973,600	48,000	39,989,700
Andy D. Bryant	2,660,600	10,509,200	6,368,300	17,854,600	2,226,900	1,658,700	1,421,500	51,000	42,750,800
Stacy J. Smith	2,660,600	15,694,500	2,917,800	5,115,600	837,400	690,000	581,800	40,500	28,538,200
William M. Holt	2,186,700	11,778,200	504,400	6,853,600	1,994,200	1,573,600	1,259,300	61,500	26,211,500
Renée J. James	3,032,800	18,319,400	—	1,641,000	361,400	703,600	471,600	39,000	24,568,800

[1]

The deferred compensation, pension plan, retirement contribution plan, and 401(k) savings plan amounts assume the listed officer left Intel as of December 31, 2015. All other items are determined as of December 26, 2015.

[2]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

Equity Incentive Plans. Listed officers’ unvested OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the Rule of 75 or reaching the age of 60. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting. RSUs and stock options are subject to retirement vesting under the Rule of Age 60 or the Rule of 75, but not both. Upon retirement under the Rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs or stock options scheduled to vest within the number of years from the retirement date determined under the Rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date. Under the standard grant agreements for stock options granted under our equity incentive plans, the option holder generally has 90 days to exercise stock options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested stock options upon the holder’s death for a period of 365 days, unless the stock options’ expiration date occurs first. Similarly, the option holder may exercise vested stock options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested OSUs, RSUs, and stock options become 100% vested.

Non-Qualified Deferred Compensation Plan and Pension Plan. Each listed officer is fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the actual amount payable under the non-qualified deferred compensation plan would be reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer. Beginning on January 1, 2015, future benefit accruals were frozen in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

Retirement Contribution Plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service. Eligible U.S. Intel retirees (including executive officers) receive a prorated contribution for the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement. Starting in 2016, employees impacted by the freeze of future benefit accruals in the pension plan receive discretionary employer contributions in the Intel 401(k) savings plan, instead of the retirement contribution plan.

401(k) Savings Plan. Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan. All currently listed officers will be fully vested in future employer contributions to the 401(k) savings plan, as they have more than six years of service.

67

STOCKHOLDER PROPOSALS

The following stockholder proposals will be voted on at the 2016 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Proposal 4: Implementing Principles Entitled “Holy Land Principles”

The following stockholder proposal will be voted on at the 2016 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Holy Land Principles, Inc., Capitol Hill, P.O. Box 15128, Washington, D.C. 20003, is the owner of 387 shares of Intel common stock and proposes the following resolution:

HOLY LAND PRINCIPLES INTEL RESOLUTION

WHEREAS, Intel Corporation has operations in Palestine-Israel;

WHEREAS, achieving a lasting peace in the Holy Land—with security for Israel and justice for Palestinians—encourages us to promote a means for establishing justice and equality;

WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

WHEREAS, Holy Land Principles Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Palestine-Israel.

These are:

1. Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.

2. Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.

3. Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

4. Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.

5. Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.

6. Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.

7. Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.

8. Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

68	2016 PROXY STATEMENT

STOCKHOLDER PROPOSALS  ■  Proposal 4: Implementing “Holy Land Principles”

SUPPORTING STATEMENT

The proponent believes that Intel Corporation benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the Holy Land Principles—which are both pro-Jewish and pro-Palestinian—will demonstrate concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends that you vote “Against” this proposal because our company-wide policies already address the proposal’s concerns, and the specialized reporting requested under the proposal is not needed. Diversity and inclusion are integral parts of Intel’s competitive strategy and vision. Intel provides equal employment opportunity for all applicants and employees without regard to race, color, religion, sex, national origin, ancestry, age, disability, medical condition, genetic information, military and veteran status, marital status, pregnancy, gender, gender expression, gender identity, and sexual orientation. We strive to continuously advance a work environment that honors, values and respects all of our employees and future employees. Our strong commitment to respecting the rights of individuals and communities can be found in corporate policies, including our corporate values, our Code of Conduct policy and our Human Rights Principles. Our policies are based on leading frameworks and input from stakeholders, are publicly available on our web sites and applied wherever we operate in the world, including but not limited to Israel, Costa Rica, India, Ireland, Malaysia, the People’s Republic of China, the United States, and Vietnam. We have systems in place to monitor our compliance with those policies. Each year, we publicly report on our performance in our Corporate Responsibility Report, which is based on the internationally-recognized Global Reporting Initiative standard of corporate responsibility reporting. Our practices in this regard are integral to Intel and its operations across all geographies where we operate. As we believe that our current practice and operations meet and exceed the intent of the Holy Land Principles, it is neither necessary nor useful to have a separate set of employment-opportunity “Principles” for one particular locale. In addition, the proposal’s required reporting and auditing adds an unnecessary and inappropriate burden that is not in the best interest of our stockholders. We believe that our record is strong in corporate responsibility matters, including diversity and inclusion, as discussed below.

SUPPORTING DISCUSSION

Intel has a history of and a continued commitment to being a leader in corporate responsibility. Over the years, corporate responsibility has been integrated into the fabric of the company, and as such, it is embedded in Intel’s values, strategic objectives, governance, staff and line functions, compensation systems and Board oversight.

We have policies and processes in place to affirm our long-standing commitment to the principles of equal employment opportunity, non-discrimination, and diversity throughout our global operations, including our operations in Israel. These policies, including our formal Code of Conduct and our Human Rights Principles, are publicly available on our web site at www.intel.com/content/www/us/en/corporate-responsibility/governance-and-ethics.html. Our commitment to corporate responsibility and transparency is further highlighted in our annual Corporate Responsibility Report, which is available at www.intel.com/content/www/us/en/corporate-responsibility/corporate-responsibility-report-overview.html. Our policies, practices, and disclosures reflect and embody widely adopted standards included in the UN Global Compact, the UN Declaration of Human Rights, the Guiding Principles for Business and Human Rights, core International Labour Organization Conventions, and the Organization for Economic Co-operation and Development Guidelines for Multinational Enterprises.

69

STOCKHOLDER PROPOSALS  ■  Proposal 4: Implementing “Holy Land Principles”

Our Code of Conduct includes the following principles:

We value diversity in our workforce, as well as in our customers, suppliers, and others. We provide equal employment opportunity for all applicants and employees. We do not discriminate on the basis of race, color, religion, sex, national origin, ancestry, age, disability, medical condition, genetic information, military and veteran status, marital status, pregnancy, gender, gender expression, gender identity, sexual orientation, or any other characteristic protected by local law, regulation, or ordinance. . .

We follow these principles in all areas of employment including recruitment, hiring, training, promotion, compensation, benefits, transfer, and social and recreational programs. These principles are also reflected in our Human Rights Principles, where we also affirm our commitment to “maintaining and improving systems and processes to avoid complicity in human right violations [including violations relating to discrimination] related to our own operations, our supply chain, and our products.” In addition to our own operations, we expect our suppliers to maintain policies and practices with respect to equal employment opportunity, non-discrimination, and diversity that meet our own Code of Conduct.

As part of our commitment to responsible business practices, Intel takes steps to proactively follow these principles and values. For example, we have committed $300 million to reaching full representation of underrepresented minorities and women in our technical workforce in the United States and have encouraged other technology companies to join us in our efforts. We have taken a similar proactive position in urging our industry to remove “conflict minerals” from our products; we set a significant goal to produce conflict free microprocessors by 2014 and we achieved the goal. We are similarly committed to execution on our principles and values in our operations in Israel. We have Palestinians working throughout our Israel operations in both direct labor and supervisory roles, and our Israel human resource group maintains active recruiting efforts seeking Arab candidates by advertising in Arabic language and in Arabic newspapers and targeted media. Intel was among the first companies to join Maantech (“Maan” means “together” in Arabic), which was established in 2011 as a national collaboration of the Israeli high tech industry with the goal of increasing the number of Arab engineers in the industry. For more information, visit maantech.org.il/?lang=en. Our efforts have been recognized outside of the U.S. In 2014, our Israel operations have been voted one of the best companies to work for in Israel by BDICoFace (www.bdicode.co.il/Rank_ENG/33_0_0/Best%20Companies%20to%20Work%20for). In addition, our Israeli-based educational and community outreach programs include efforts to support Palestinians and Israeli Arabs in acquiring the skills necessary to prosper in an innovation economy. For example, in partnership with the Youth Development Resource Centers, our Intel® Learn program and the Intel® Computer Clubhouse have helped build the skills and capabilities of young Palestinians. We also have an extensive program supporting employee volunteer work. In 2014, one of our Arab employees from our Israeli design center was one of ten employees worldwide recognized as an “Intel Volunteer Hero”.

Given the strength of our existing policies and commitments, the breadth of our Code of Conduct and Human Rights Principles, and our initiatives to ensure equal employment and non-discrimination of all persons throughout our global operations, including in our Israel operations, we believe that our standards and actions fully satisfy the proposal’s objective to “demonstrate [our] concern for human rights and equality of opportunity in [our] international operations.” The part of this proposal requesting that Intel “[a]ppoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles” suggests that we have additional steps to take to fulfill the objectives of this proposal, which we believe is not the case. Our existing policies and commitments ensure that we have the management structure to provide proper implementation and oversight of our policies that promote the principles of equal employment opportunity, non-discrimination, and diversity in our global operations. However, as noted above, we achieve transparency on our performance through our annual Corporate Responsibility Report and other actions publicly reporting on our employment and other activity.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to implement, or increase activity concerning, the Holy Land Principles.

70	2016 PROXY STATEMENT

STOCKHOLDER PROPOSALS  ■  Proposal 5: Allowing Stockholders to Act by Written Consent

Proposal 5: Allowing Stockholders to Act by Written Consent

The following stockholder proposal will be voted on at the 2016 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, is the owner of no fewer than 100 shares of Intel common stock and proposes the following resolution:

Proposal 5 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings. A shareholder right to act by written consent is one method to equalize our restricted provisions for shareholders to call a special meeting. For instance it takes 25% of shareholders at our company to call a special meeting when many states allow 10% of shareholders.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholders to act by written consent.

Please vote to enhance shareholder value:

Special Shareowner Meetings — PROPOSAL 5

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote against this proposal because the Board views the proposed change the proposal requests as contrary to the best interests of our stockholders and unnecessary given the company’s current governance practices, which include the ability of stockholders to call special meetings. Furthermore, our robust stockholder engagement program empowers stockholders to raise their concerns with the company and enables the company to effectively address these concerns in a transparent manner.

SUPPORTING DISCUSSION

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not static with regard to numerous topic areas. We regularly seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies. Based on a careful review of the proposal and the company’s current governance practices, we believe the implementation of the proposal is unnecessary and contrary to the best interests of the stockholders.

Our Bylaws currently provide that any matter which stockholders wish to present for a vote must be presented at an annual or special meeting of stockholders. The Board believes that action at an annual or special meeting coincides with stockholder interests to a greater degree than action by written consent. In the context of an annual or special meeting of stockholders, all company stockholders have the opportunity to express their views and otherwise engage in dialogue regarding proposed actions, and may participate in the stockholder vote. These meetings occur at a time and date that is announced publicly in advance of the meeting. Having significant issues presented at annual or special meetings of stockholders allows

71

STOCKHOLDER PROPOSALS  ■  Proposal 5: Allowing Stockholders to Act by Written Consent

stockholders to raise matters for consideration by the company while protecting all stockholders’ interests in receiving notice of, having time to consider and having an opportunity to make informed voting decisions on proposed actions affecting the company. In contrast, the proposal would permit subsets of stockholders to use the written consent procedure at any time and as frequently as they choose to act on a variety of potentially significant matters, conceivably without notice to all stockholders, and without a meeting or another forum at which all stockholders have a fair opportunity to discuss the merits of a proposed action. In addition, granting stockholders the right to take action by written consent could impose a significant financial and administrative burden on the company.

Moreover, as previously mentioned, the company actively engages with stockholders in order to provide an open and constructive forum for stockholders to express concerns. Our relationship with our stockholders is an important part of our company’s success. Our engagement efforts with our stockholders allow us to better understand our stockholders’ priorities and perspectives, and enable the company to effectively address the issues that matter most to its stockholders. In the past year, we have pursued multiple avenues for engagement, including in-person and teleconference meetings with our stockholders.

In sum, we believe that the proposal is not aligned with stockholders’ interests, and that the combination of our ongoing dialogue with stockholders and our current corporate governance practices renders the proposal’s implementation unnecessary.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to grant stockholders the right to act by written consent.

72	2016 PROXY STATEMENT

STOCKHOLDER PROPOSALS  ■  Proposal 6: Alternative Vote Counting Standard

Proposal 6: Adopting an Alternative Vote Counting Standard

The following stockholder proposal will be voted on at the 2016 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Stockholders Eric Rehm and Mary Geary have appointed Newground Social Investment, 10033 12th Ave. NW Seattle, WA 98177, as their representative for this proposal. Stockholders Eric Rehm and Mary Geary are the owners of 100 shares of Intel common stock and propose the following resolution:

RESOLVED: Shareholders of Intel Corporation hereby request the Board to take or initiate the steps necessary to amend the Company’s governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy shall apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

SUPPORTING STATEMENT:

A simple-majority voting formula includes FOR and AGAINST votes, but not abstentions.

Intel’s current policies disadvantage shareholders in three ways:

1.	Abstentions are treated as votes AGAINST every shareholder-sponsored item.

Regardless of an abstaining voter’s intent, Intel treats every abstention as if against shareholder items, while not counting them against management-sponsored Director elections—this is unduly burdensome and inconsistent.

Why provide ballots on shareholder proposals that contain three choices—FOR, AGAINST, and ABSTAIN—when management counts all abstentions as if against? In reality, stockholders only have two choices: FOR or AGAINST.

2.	Counting abstentions suppresses outcomes.

By simple math, including abstentions in a formula depresses the vote result and raises the threshold required to pass a resolution.

In effect, this constitutes an unacknowledged supermajority—as the percentage of abstentions rise, this supermajority threshold increases at an exponential rate.

3.	Counting abstentions distorts communication.

This clouds communication at the stockholder meeting—which is the only opportunity most shareholders have each year to interact with each other, management, and the Board.

Of greater concern, Intel’s voting policies create misimpressions that endure. Once figures from non-simple-majority formulas are reported in the press, they become indelibly imprinted on the minds of shareholders and lodged in the public record.

Three facts:

•	Of the companies that Intel Identifies as its peer group, 61% employ a simple-majority standard.

•

Under this proposal, shareholders retain the right to ‘send a message’ by abstaining—in fact, message-sending may be more effective because Intel will not use abstentions to depress reported outcomes on shareholder proposals.

•

Any suggestion that management- and shareholder-sponsored items are treated “identically” or “equally” is false, because management-sponsored item No. 1—Director elections—does not count abstentions in its formula.

Notable supporters of a simple-majority standard:

•

US Securities and Exchange Commission (Staff Legal Bulletin No. 14 Question F.4.): “Only votes FOR and AGAINST a proposal are included in the calculation of the shareholder vote of that proposal. Abstentions … are not included in this calculation.”

73

STOCKHOLDER PROPOSALS  ■  Proposal 6: Alternative Vote Counting Standard

•

Institutional Shareholder Services (“ISS” -the nation’s leading proxy reporting service): “…a simple majority of voting shares should be all that is necessary to effect change regarding a company and its governance provisions.”

•	The Council of Institutional Investors (Governance Policy 3.7): “Uninstructed broker votes and abstentions should be counted only for purposes of a quorum.”

Vote to enhance shareholder value and good governance at Intel - vote FOR Item 6

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote against this proposal because the Board views the proposed change that the proposal requests as unnecessary and contrary to the best interests of our stockholders. The vote counting standard Intel currently applies to both company and stockholder proposals, other than the election of directors or as required by law, acknowledges and gives effect to stockholders’ affirmative action to abstain on a specific matter and is the standard applied by most large public companies incorporated in the State of Delaware.

Moreover, we have studied this proposal, compared our vote counting standard to that of our peers and discussed the proposal with stockholders. Intel has implemented many corporate governance practices that it believes more effectively empower all stockholders. In contrast, none of our research or stockholder outreach to date has indicated that implementation of this proposal would affect or advance our corporate governance practices.

SUPPORTING DISCUSSION

Intel is a Delaware corporation, and our existing vote counting standard is the basic standard provided for under Delaware law. Under that standard, when a stockholder determines to vote “Abstain,” that vote is not ignored—as would occur under this proposal—but instead is given effect by being counted in the denominator for purposes of determining whether a proposal has been approved. We believe that a majority of Delaware corporations count abstentions in this manner, which is consistent with the proposal’s acknowledgement that less than 50% of S&P 500 and Russell 1000 corporations have adopted the vote counting standard requested by this proposal.

We have raised this topic in our stockholder outreach meetings with institutional investors and the most common comment we received was that Abstention votes are often done purposely and so are useful. This same view was specifically noted in the CalPERS/GMI study mentioned by the proponent last year, which states, “Indeed, we are aware that some institutional investors abstain on stockholder proposals when they wish to convey support for the general subject matter, but have reservations about the specific action requested.” We also evaluated this topic and have not found any indication that the vote counting standard requested in this proposal is viewed as a corporate governance “best practice” or otherwise as an emerging trend.

We apply the same vote counting standard for proposals submitted by the Board as for proposals submitted by stockholders. We also apply the same vote counting standard regardless of whether the Board has recommended that our stockholders vote “For” or “Against” a proposal. The only exceptions to this vote counting standard arise in the context of director elections (where there was broad support among our stockholders for the standard we adopted) and when required by law. Thus, under our Bylaws, the same voting standard applies when stockholders vote on a proposal submitted by a stockholder as applies when stockholders vote on the company’s advisory “say on pay” proposal to approve our executive compensation. Moreover, because our vote counting standard applies to management proposals that are voted on every year (including the advisory vote to approve our executive compensation and the vote to ratify or selection of auditors), we disagree with the proponent’s suggestion that our standard seeks to unfairly depress or distort voting results.

We believe that a proposal should receive more “For” votes than the combination of “Against” and “Abstain” votes in order to constitute approval by our stockholders. Regardless of whether a proposal is company-

74	2016 PROXY STATEMENT

STOCKHOLDER PROPOSALS  ■  Proposal 6: Alternative Vote Counting Standard

sponsored or stockholder-sponsored, we think that a proposal’s proponent must persuade a majority of the voting power represented at a stockholders’ meeting to affirmatively approve a proposal. While an abstention does not represent an affirmative approval of a proposal, it nevertheless represents an affirmative action by a stockholder to vote its shares in some way and is very different from an investor determining not to vote on a particular ballot item. For example, the CalPERS/GMI Ratings report cited in the proposal’s supporting statement last year says “An abstained vote, or abstention, is a vote that is not cast either for or against an issue, but is still ‘cast.’” Elsewhere, that report acknowledges that “abstentions are an explicit instruction from the shareowner.” Our current vote counting standard takes into account all the choices made by stockholders by giving effect to a stockholder’s decision to abstain and ensures that for a proposal to pass—regardless of whether proposed by us or by a stockholder—that proposal must be endorsed by a majority of the voting power represented at a stockholders’ meeting and voting in order to pass.

Finally, we do not believe that the proposal is necessary at Intel. We have not had a particularly close vote on any ballot measure in the past, and our back-testing of vote results shows that the treatment of Abstention votes would not have determined the outcome of any proposals that our stockholders voted on in recent years. However, we pride ourselves for evaluating and, when appropriate, embracing emerging corporate governance standards. Whenever any proposal receives a high degree of stockholder support or stockholder opposition, even if not enough to determine the voting result, we evaluate the issue and engage further with our stockholders to discuss the matter. Thus, as to Intel, we presently see this proposal as “a solution in search of a problem.”

Intel is committed to good corporate governance practices. In addition to employing a majority voting standard in uncontested director elections, Intel has no supermajority voting provisions in its governing documents, provides for the annual election of all directors, was one of the first large public companies to provide stockholders the opportunity to vote on an advisory basis to approve our executive compensation and now provides that voting opportunity on an annual basis. We believe that our corporate governance practices, including our existing vote counting standards, empower and appropriately recognize all stockholders. In contrast, we believe the alternative vote counting standard requested in this proposal does not advance our corporate governance practices.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to adopt an alternative vote counting standard for all non-binding matters submitted by stockholders.

75

ADDITIONAL MEETING INFORMATION

ATTENDING THE MEETING

We are pleased this year to conduct the 2016 Annual Stockholders’ Meeting solely online via the Internet. You are entitled to attend and participate in the virtual 2016 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 21, 2016 or if you hold a valid proxy for the annual meeting. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to access the virtual Annual Stockholders’ Meeting. Stockholders may participate in the annual meeting by visiting intel.onlineshareholdermeeting.com; interested persons who were not stockholders as of the close of business on March 21, 2016 may view, but not participate, in the annual meeting via intel.onlineshareholdermeeting.com. To attend and participate in the annual meeting, stockholders of record will need to use their control number to log into intel.onlineshareholdermeeting.com; beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s web site and selecting the stockholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee. Stockholders who wish to submit a question to Intel prior to the meeting may do so at www.theinvestornetwork.com/forum/intc.

Stockholders of record—those holding shares directly with Computershare Trust Company, N.A.—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:15 a.m. Pacific Time on May 19, 2016. If you have difficulties during the check-in time or course of the annual meeting, please call 855-499-0991; we will have technicians ready to assist you.

VOTING DURING THE MEETING

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the annual meeting. We encourage stockholders to vote well before the annual meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual annual meeting should follow the instructions at intel.onlineshareholdermeeting.com in order to vote or submit questions during the meeting.

Voting online during the meeting will replace any previous votes, and the online polls will close at 9:15 a.m. Pacific Time on May 19, 2016.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.

Voting Standards. On March 21, 2016, the record date for the annual meeting, 4,717,401,339 shares of Intel common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding on the record date must be present at the scheduled time of the meeting via online attendance or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the 10 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of

76	2016 PROXY STATEMENT

ADDITIONAL MEETING INFORMATION

votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy during the meeting.

Effect of Abstentions and Broker Non-Votes. Shares voted “abstain” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes” on proposals other than the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2016. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For, against, or abstain on each nominee.	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No broker discretion to vote.
Ratification of selection of Ernst & Young LLP	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	Brokers have discretion to vote.
Advisory vote to approve Intel’s executive compensation	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No broker discretion to vote.
Stockholder Proposals, if properly presented at the annual meeting	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No broker discretion to vote.

Voting Instructions. If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters, other than the items from the Board of Directors described in this proxy statement.

PROXY SOLICITATION

We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $2.6 million.

INSPECTOR OF ELECTIONS

Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2016 Annual Stockholders’ Meeting.

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ADDITIONAL MEETING INFORMATION

STOCKHOLDER LIST

Intel’s list of stockholders as of March 21, 2016 will be available for inspection for 10 days prior to the 2016 Annual Stockholders’ Meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment.

VOTING RESULTS

We will announce preliminary results during the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

78	2016 PROXY STATEMENT

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Individuals subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting individuals, we believe that for fiscal year 2015 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

2017 STOCKHOLDER PROPOSALS OR NOMINATIONS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2017 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Corporate Secretary by the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on December 2, 2016.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section of this proxy statement.

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a static state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.

In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board or propose any business at our 2017 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8), pursuant to the advance notice provisions of the Bylaws, must give notice to our Corporate Secretary between December 2, 2016 and the close of business on February 17, 2017. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than the close of business on November 5, 2016 and no later than the close of business on December 5, 2016. In each case, the notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2017 annual meeting is held more than 30 days from the anniversary of the 2016 Annual Stockholders’ Meeting, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2017 annual meeting, pursuant to the advance notice provisions of the Bylaws, must submit notice of any such nomination or proposal by the later of the 60th day before the 2017 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel, and a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than the close of business on the 150th day prior to such annual meeting and no later

79

OTHER MATTERS

than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.intc.com/corp_docs.cfm. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

FINANCIAL STATEMENTS

Our financial statements for the year ended December 26, 2015 are included in our 2015 Annual Report, which we provide to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intc.com/annuals.cfm. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge; or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

COMMUNICATING WITH US

Visit our main web site at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings, and other company-related topics. Our Investor Relations web site at www.intc.com contains stock information, earnings and conference webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings.

If you would like to communicate with our Board, please refer to the procedures described in “Corporate Governance; Communications from Stockholders to Directors.”

To communicate with the Board, suggest a director candidate, submit a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the annual meeting, or revoke a prior proxy instruction, contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, or by mail to Suzan A. Miller, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

For questions regarding:	Contact:
Annual meeting	Intel Investor Relations, (408) 765-1480 Intel Corporation, Attn: Investor Relations, M/S RNB-4-148 2200 Mission College Blvd. Santa Clara, California 95054-1549

Stock ownership for stockholders of record	Computershare Trust Company, N.A. www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Your broker, bank, or other nominee

Voting	D. F. King & Co., Inc. (866) 796-7178 (within the U.S. and Canada) (212) 269-5550 (worldwide)

80	2016 PROXY STATEMENT

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If you are a beneficial stockholder and you share an address with other beneficial stockholders, your broker, bank, or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.

By Order of the Board of Directors

Suzan A. Miller

Corporate Secretary

Santa Clara, California

April 4, 2016

Intel and the Intel logo are trademarks of Intel Corporation in the U.S. and/or other countries.

* Other names and brands may be claimed as the property of others.

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www.intel.com

News and information about Intel® products and technologies, customer support, careers, worldwide locations, and more.

www.intc.com

Stock information, earnings and conference webcasts, annual reports, and corporate governance and historical financial information.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com intel INTEL CORPORATION ATTN: INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SANTA CLARA, CA 95054 During The Meeting - Go to intel.onlineshareholdermeeting.com You may attend the Annual Meeting of Stockholders via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE-1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge , 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03209-P74222-Z67258 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
INTEL CORPORATION A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-3. 1. Election of Directors Nominees: For Against Abstain 1a. Charlene Barshefsky ☐ ☐ ☐ 1b. Aneel Bhusri ☐ ☐ ☐ For Against Abstain 1c. Andy D. Bryant ☐ ☐ ☐ 2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2016 ☐ ☐ ☐ 1d. John J. Donahoe ☐ ☐ ☐ 3. Advisory vote to approve executive compensation ☐ ☐ ☐ 1e. Reed E. Hundt ☐ ☐ ☐ The Board of Directors recommends a vote AGAINST Proposals 4-6. ☐☐☐ 1f. Brian M. Krzanich ☐☐☐4. Stockholder proposal on implementing principles entitled “Holy Land Principles” ☐☐☐ 1g. James D. Plummer ☐☐☐5. Stockholder proposal on whether to allow stockholders to act by written consent ☐☐☐ 1h. David S. Pottruck ☐☐☐6. Stockholder proposal on whether to adopt an alternative vote counting standard ☐☐☐ 1i. Frank D. Yeary ☐☐☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1j. David B. Yoffie ☐☐☐ B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E03210-P74222-Z67258
Proxy – Intel Corporation
Notice of 2016 Annual Meeting of Stockholders
May 19, 2016, 8:30 a.m. Pacific Time
Via the Internet at intel.onlineshareholdermeeting.com
Proxy Solicited by Board of Directors for Annual Meeting - May 19, 2016
Andy D. Bryant, Brian M. Krzanich, Suzan A. Miller, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 19, 2016 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm), FOR Proposal 3 (Advisory Vote to Approve Executive Compensation), AGAINST Proposal 4 (Stockholder proposal on implementing principles entitled “Holy Land Principles”), AGAINST Proposal 5 (Stockholder proposal on whether to allow stockholders to act by written consent), and AGAINST Proposal 6 (Stockholder proposal on whether to adopt an alternative vote counting standard).
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
(Proposals to be voted appear on reverse side.)